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                                   EXHIBIT 19





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                                                                    EXHIBIT (19)

                      MANAGEMENT'S ANALYSIS OF OPERATIONS

FIRST UNION
CORPORATION
AND SUBSIDIARIES


MANAGEMENT'S ANALYSIS
OF OPERATIONS

QUARTERLY FINANCIAL SUPPLEMENT
THREE MONTHS ENDED MARCH 31, 2000

FIRST QUARTER 2000







DIVIDEND GROWTH
Current dividend
annualized
(In dollars)




(A line chart appears here. See the table for plot points.)

0.145 0.155 0.165 0.18  0.20 0.225 0.245 0.29 0.325 0.385 0.43  0.50  0.54  0.56 0.64  0.75 0.86 0.98 1.10  1.22  1.58  1.88 1.92
 78     79    80    81    82   83    84    85   86   87     88    89    90    91   92    93   94   95   96    97    98   99  Current

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FIRST UNION CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
THREE MONTHS ENDED MARCH 31, 2000
TABLE OF CONTENTS
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
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                                                                                                      PAGE
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
Financial Highlights                                                                                     1

Management's Analysis of Operations                                                                      2

Consolidated Summaries of Income, Per Share, Balance Sheet and Other Data                              T-1

Merger-Related and Restructuring Charges                                                               T-2

Business Segments                                                                                      T-3

Fee and Other Income - Capital Markets                                                                 T-7

Selected Performance, Dividend Payout and Other Ratios                                                 T-8

Loans - On-Balance Sheet, and Managed and Servicing Portfolios                                         T-9

Allowance for Loan Losses and Nonperforming Assets                                                    T-10

Intangible Assets                                                                                     T-11

Deposits                                                                                              T-12

Time Deposits in Amounts of $100,000 or More                                                          T-13

Long-Term Debt                                                                                        T-14

Changes in Stockholders' Equity                                                                       T-15

Capital Ratios                                                                                        T-16

Unrealized Gains (Losses) in Certain Financial Instruments                                            T-17

Securities Available for Sale                                                                         T-18

Investment Securities                                                                                 T-19

Off-Balance Sheet Derivative Financial Instruments                                                    T-20

Off-Balance Sheet Derivatives - Expected Maturities                                                   T-21

Off-Balance Sheet Derivatives Activity                                                                T-22

Net Interest Income Summaries                                                                         T-23

Consolidated Balance Sheets                                                                           T-25

Consolidated Statements of Income                                                                     T-26

Consolidated Statements of Cash Flows                                                                 T-27

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FINANCIAL HIGHLIGHTS

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                                                                                       Three Months Ended
                                                                                                March 31,
                                                                              ----------------------------

(Dollars in millions, except per share data)                                          2000           1999
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
FINANCIAL HIGHLIGHTS
Net income before merger-related and restructuring
  charges (Operating earnings)                                              $          838            965
After tax merger-related and restructuring charges                                      (2)           259
----------------------------------------------------------------------------------------------------------
Net income after merger-related and restructuring charges                   $          840            706
----------------------------------------------------------------------------------------------------------
PER SHARE DATA
Diluted earnings
  Net income before merger-related and restructuring charges                $         0.85           1.00
  Net income after merger-related and restructuring charges                           0.85           0.73
Basic earnings
  Net income before merger-related and restructuring charges                          0.86           1.00
  Net income after merger-related and restructuring charges                           0.86           0.73
Cash dividends                                                                        0.48           0.47
Book value                                                                           17.16          16.50
Period-end price                                                            $      37.2500        53.4375
Dividend payout ratio (Based on operating earnings)                                  56.47 %        47.00
Average shares (In thousands)
  Diluted                                                                          984,095        968,626
  Basic                                                                            972,174        959,833
Actual shares (In thousands)                                                       984,148        968,139
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PERFORMANCE HIGHLIGHTS
Before merger-related and restructuring charges
  Return on average assets (a)                                                        1.36 %         1.74
  Return on average stockholders' equity (a)                                         20.31          24.32
  Overhead efficiency ratio (b)                                                      62.31          56.13
Net charge-offs as a percentage of average loans, net (a) (c)                         0.57           0.51
Nonperforming assets to loans, net, and foreclosed properties (c)                     0.93           0.73
Net interest margin (a)                                                               3.69 %         3.74
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CASH EARNINGS (EXCLUDING GOODWILL AND OTHER
  INTANGIBLE AMORTIZATION)
  Before merger-related and restructuring charges
    Net income                                                              $          932          1,046
    Diluted earnings per share                                              $         0.95           1.08
    Return on average tangible assets (a)                                             1.54 %         1.93
    Return on average tangible stockholders' equity (a)                              34.03          38.26
    Overhead efficiency ratio (b)                                                    59.65 %        53.58
----------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Securities available for sale                                               $       50,421         39,417
Investment securities                                                                1,668          2,006
Loans, net of unearned income                                                      135,803        129,658
Total assets                                                                       253,648        222,700
Noninterest-bearing deposits                                                        29,885         31,757
Interest-bearing deposits                                                          110,005        102,467
Long-term debt                                                                      33,043         24,858
Stockholders' equity                                                        $       16,884         15,976
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

(a)  Annualized.
(b) The overhead efficiency ratio is equal to noninterest expense divided by the sum of tax-equivalent net interest income and fee and other income.
(c) Prior period loans held for sale included in loans have been reclassified to other assets to conform to the presentation in 2000.

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
     The following discussion and other portions of this Financial Supplement contain various forward-looking statements. Please refer to our 1999 Annual Report and 2000 First Quarter Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.


EARNINGS HIGHLIGHTS


     First Union's operating earnings in the first quarter of 2000 were $838 million, or 85 cents per share. This compares with operating earnings of $965 million in the first quarter of 1999, or $1.00, which included nonrecurring gains of 12 cents per share related to the sale of First Union's interest in Electronic Payment Services, Inc. Operating earnings exclude merger-related and restructuring charges of $259 million after tax, or 27 cents, in the first quarter of 1999. Merger-related and restructuring charges in the first quarter of 2000 had no impact on earnings per share. After merger-related and restructuring charges, net income in the first quarter of 2000 was $840 million, or 85 cents per share, compared with $706 million, or 73 cents, in the first quarter of 1999.


     Operating earnings in the first quarter of 2000 represent a return on average stockholders' equity of 20.31 percent and a return on average assets of
1.36 percent.


     The first quarter of 2000 included the full impact of the purchase accounting acquisition of EVEREN Capital Corporation, a full-service brokerage and asset management firm acquired on October 1, 1999.


     Fee and other income, excluding portfolio securities transactions, was $1.9 billion in the first quarter of 2000 and in the first quarter of 1999. Fee income generated by First Union Securities (encompassing Capital Markets and Capital Management) increased 38 percent to $1.4 billion in the first quarter of 2000 compared with $983 million in the first quarter of 1999. These results include approximately $233 million in brokerage fee income from EVEREN.


     Noninterest expense, excluding merger-related and restructuring charges, amounted to $2.4 billion in the first quarter of 2000 compared with $2.1 billion in the first quarter of 1999. Expenses in the first quarter of 2000 reflect the purchase accounting acquisition of EVEREN as well as increased incentive compensation tied to revenue growth.


     Annualized net charge-offs in the first quarter of 2000 were 0.57 percent of average net loans, compared with 0.51 percent in the year-ago period. Nonperforming assets as a percentage of net loans and foreclosed properties were
0.93 percent in the first quarter of 2000 compared with 0.73 percent in the first quarter of 1999.


     OUTLOOK In 2000 and beyond, we will continue to focus on maximizing performance by leveraging the business model we have spent the past several years building. This model capitalizes on the best of our traditional banking operations coupled with investment banking, asset management and brokerage products and services. Our parallel objectives in building this new business model were first, to satisfy our customers' and clients' needs for a wide selection of financial products and services and convenient access to broad and diversified distribution channels, and second, to create a revenue mix that provides more diversified and balanced earnings. Our investments in high-growth businesses have resulted in a more balanced proportion of revenue from fee-producing businesses. Forty-eight percent of our revenues in the first quarter of 2000 and 52 percent in the first quarter of 1999 came from fee and other income, excluding portfolio securities transactions.


         Earnings growth continues to be driven by the securities side of our business, First Union Securities, which encompasses our Capital Markets and Capital Management businesses. In addition, we have transformed a traditional banking business into one with a multi-channel distribution strategy, an innovative product array and a focused sales and service culture. We have invested in technologies that enable us to serve our customers more efficiently and effectively through multiple channels - financial centers, brokerage offices, automated teller machines, First Union Direct (our centralized sales and

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service call centers) and the Internet. On the banking side, we are seeing encouraging trends in the performance measurements we use for evaluating service quality, new product sales volumes and the economic contribution of new product sales.


     Our Internet strategy consists of three dimensions: web enabling all products and services; making selective investments in e-commerce companies to access new technology and customers and achieve attractive returns on capital; and web enabling our internal infrastructure. At March 31, 2000, we had 1.6 million online retail customers, 33,200 online commercial customers and 35,500 brokerage clients.


     Our business model has created synergies between the General Bank's deposit and lending products and the nontraditional financial products and services such as the mutual funds and annuities offered by First Union Securities and the mortgage loans, home equity loans and other personal finance products offered by our Specialty Finance businesses.


     While this diversified business model has added more exposure to market volatility in our earnings stream, it also creates the potential for more rapid growth. This year, we will continue to hone our mix of businesses and operating strategies to ensure that we are in the optimal position to maximize returns to stockholders. While the transformation to the new business model may create some short-term risk to earnings, we believe that the failure to replace the traditional bank asset-gathering model would pose greater long-term risks.


     We continually evaluate our business operations and organizational structures. Therefore, we routinely explore acquisition opportunities and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. When consistent with our overall business strategy, we also consider the potential disposition of certain of our assets, branches, subsidiaries or lines of business.


     The Accounting and Regulatory Matters section provides information about accounting and regulatory matters that have recently been adopted or proposed, as well as information on recent legislative developments and the potential impact of permissible business activities for us.


Corporate Results of Operations

     NET INTEREST MARGIN Tax-equivalent net interest income was $2.0 billion in the first quarter of 2000 compared with $1.8 billion in the first quarter of 1999. The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 3.69 percent in the first quarter of 2000 compared with 3.74 percent in the first quarter of 1999. The average rate on earning assets increased 60 basis points to 8.06 percent in the first quarter of 2000 from 7.46 percent in the first quarter of 1999. The average rate paid on liabilities increased 61 basis points to 4.92 percent from 4.31 percent during the same periods. A higher amount of lower yielding assets and greater use of market-based wholesale funding negatively affected the net interest margin. Recent actions on interest rates by the Federal Reserve may create downward pressure on net interest margins of financial services companies. See the Market Risk Management section for additional information on our methodology for interest rate risk management. It should be noted that we focus on net income and economic contribution when evaluating corporate strategies and we place less importance on the net interest margin impact of these decisions.

FEE AND OTHER INCOME The presentation of fee and other income in the consolidated statements of income has been changed to better reflect the functional sources of revenue. Over the past few years, as we developed segment reporting, our consolidated statements of income began incorporating aspects of our segment reporting, resulting in a combination of segment and functional reporting.

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


     We believe this new functional presentation, combined with the business segment disclosures, provides a clearer understanding of the sources of our fee and other income. In the new presentation, service charges and fees include service charges on deposit accounts, fees for other banking services and mortgage banking fees. Commissions include brokerage and insurance commissions. Fiduciary and asset management fees includes personal trust, personal financial consulting, corporate trust, institutional trust, mutual funds, CAP Account and other fee income. Advisory, underwriting and other capital markets fees include the results from risk management; fixed income sales and trading and equity capital markets; loan syndications; and other investment banking activities. Principal investing includes the results of investments in equity and mezzanine securities. Other income includes the results from portfolio security transactions, gains or losses on asset sales and securitizations, and other fee income.


     Fee and other income, excluding portfolio securities transactions,was $1.9 billion in the first quarter of 2000 and in the first quarter of 1999. Commissions increased in the first quarter of 2000 to $468 million from $204 million in the first quarter of 1999, reflecting strong results in retail brokerage, including the addition of EVEREN. Additionally, fiduciary and asset management fees also increased to $366 million in the first quarter of 2000 from $282 million in the first quarter of 1999. Principal investing income amounted to $199 million, of which $143 million were cash gains, in the first quarter of 2000 compared with $143 million in fee income, of which $105 million were cash gains, in the first quarter of 1999. These activities are discussed further in the Business Segments section.


     Other income, which includes the results from portfolio securities transactions and asset sales and securitizations, declined to $114 million in the first quarter of 2000 from $654 million in the first quarter of 1999. The first quarter of 2000 reflects the impact of a $47 million charge to provide additional reserves against lease residuals on our discontinued auto leasing business. The first quarter of 1999 included a gain of $182 million on the sale of our investment in Electronic Payment Services, Inc.


     Portfolio securities transactions resulted in a net loss of $16 million in the first quarter of 2000 which included an $17 million impairment loss on our student loan residual interests in securitizatons reflecting the impact of accelerated prepayments. In the first quarter of 1999, portfolio securities transactions amounted to a net gain of $25 million, which included a $19 million impairment loss on residual interests in certain securitizations of home improvement loans reflecting the impact of revised loss assumptions.


     Asset sales and securitization gains declined to $70 million in the first quarter of 2000 compared with $244 million in the first quarter of 1999. First quarter 1999 results reflect the repositioning of our mortgage loan portfolio, which resulted in gains of $126 million.


NONINTEREST EXPENSE Noninterest expense was $2.4 billion in the first quarter of 2000 and $2.5 billion in the first quarter of 1999. Noninterest expense in the first quarter of 2000 included the full impact of the acquisition of EVEREN. First quarter 2000 expenses also included a net $5 million reversal of restructuring charges compared with merger-related and restructuring charges of $398 million in the first quarter of 1999. In the first quarter of 1999, this included net merger-related charges of $51 million related to the April 1998 CoreStates acquisition and a $347 million restructuring charge related to the restructuring plan we announced in March 1999.


     In addition, expenses in the first quarter of 2000 reflected higher personnel costs, primarily incentives associated with revenue growth in First Union Securities; continued spending related to increased training and staffing in our retail financial centers; and investments in our Internet initiatives. The operating overhead efficiency ratio before merger-related and restructuring charges was 62.31 percent in the first quarter of 2000 and 56.13 percent in the first quarter of 1999. The overhead efficiency ratio is likely to remain higher than in a traditional banking business as we focus on building our securities business, which is an industry that inherently has higher overhead efficiency ratios.


     The increase in amortization expense in the first quarter of 2000 compared with the first quarter of 1999 was primarily attributable to goodwill recorded in connection with the acquisition of EVEREN. We

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had $5.6 billion in goodwill and other intangible assets at March 31, 2000, and at December 31, 1999. Goodwill was unchanged from year-end 1999 because the impact of amortization in the first quarter of 2000 was offset by additional goodwill recorded in connection with the EVEREN acquisition as a result of refining certain fair value adjustments. Final EVEREN adjustments will be recorded in the second quarter of 2000 and are expected to be insignificant.

     Noninterest expense included $6 million in the first quarter of 2000 related to the Year 2000 project compared with $10 million in the first quarter of 1999. As of March 31, 2000, $67 million has been incurred since project inception. We successfully completed the Year 2000 changeover with no significant customer service issues. We will continue to monitor all business processes throughout 2000 to address any issues that might arise and to ensure that all processes continue to function properly. We will also continue to monitor our customers, vendors and other third parties for Year 2000 related issues.


MERGER-RELATED AND RESTRUCTURING CHARGES We have incurred a total of $29 million in merger-related charges in connection with the EVEREN acquisition, of which $9 million was incurred in the first quarter of 2000. We estimate we will incur an additional $50 million during the rest of 2000 as systems conversions and merger integration are completed.


     In March 1999, we announced a restructuring plan that included reengineering numerous processes and functions, closing or consolidating branches, service centers and corporate office space, as well as exiting the indirect auto leasing business. In connection with this plan, we recorded a $347 million restructuring charge principally composed of costs associated with employee termination benefits, contract cancellations, vacant space and asset write-downs. Through March 31, 2000, $283 million had been charged against the accrual. Based on revised estimates, $16 million of the initial accrual, primarily relating to asset write-downs, has been reversed. At March 31, 2000, $48 million of the accrual remained, representing principally amounts still to be paid in severance benefits and contract cancellations.


     In 1998, in connection with the acquisition of CoreStates, we recorded a $753 million restructuring charge representing payments of employee termination benefits, costs to close duplicate or excess facilities, write-offs of computer hardware and software no longer in use, and contract cancellation costs. From the date of the acquisition through March 31, 2000, $661 million had been charged against the initial accrual. Substantially all of the remaining balance of the accrual of $38 million at March 31, 2000, represents employee termination benefits to be paid over future periods, at the election of the employees. In November 1997, we recorded a $252 million restructuring charge related to the acquisition of Signet Banking Corporation, of which $34 million remained in the restructuring accrual at March 31, 2000. Substantially all of the remaining accrual represents amounts due to key executives of Signet who were terminated as a result of the acquisition and whose employment contracts called for termination benefits to be paid periodically over a specified period.


BUSINESS SEGMENTS


     First Union's operations are divided into five business segments encompassing more than 60 distinct product and service units. These segments include Capital Markets, Capital Management, Consumer, Commercial and Treasury/Nonbank. Additional information can be found in Table 3. In the first quarter of 2000, we realigned the lines of business within certain segments to better reflect the way that management of these businesses has evolved. Prior period segment data has been restated to reflect these changes.


CAPITAL MARKETS Our Capital Markets products and services are designed to provide a full range of capital raising, market making and financial advisory services to meet the needs of corporate and institutional clients. We provide full execution including corporate finance, equity research, merger and acquisition advisory services, and debt and equity financing in 18 industry specializations.

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     Our relationship coverage begins in our East Coast banking markets, and it extends nationwide through industry expertise in automotive, banking, building and forest products, business and consumer services, defense, aerospace and technical services, diversified manufacturing, energy, furnishings and textiles, healthcare, insurance, media, real estate, retail and consumer products, specialty finance, technology, telecommunications, utilities, and private equity groups. In addition, our International unit continues to develop and utilize strong correspondent banking relationships overseas.


     Capital Markets has three primary lines of business: (1) Investment Banking, which includes merger and acquisition advisory services; principal investing; loan syndication; investment grade debt; high yield debt; equity sales, trading, research and underwriting; fixed income sales and trading; municipal sales, trading and underwriting; fixed income and equity derivatives; foreign exchange; asset securitization; and commercial real estate investment banking activities; (2) Corporate Banking, which includes lending activities for corporate clients with annual sales greater than $100 million, asset-based lending, operating, finance and leveraged leasing, and railcar leasing; and (3) International, whose mission is to meet the trade finance and foreign exchange needs of our domestic customers and correspondent financial institutions around the world, and to provide commercial banking products to financial institutions and corporate clients overseas.


     In the first quarter of 2000 compared with the first quarter of 1999, Capital Markets net income was $290 million and $293 million, respectively; net interest income increased 11 percent to $423 million from $380 million, primarily due to increased loan outstandings; and fee and other income was $485 million and $483 million, respectively. The overall nominal growth in fee and other income for Capital Markets included a $19 million increase in Investment Banking fee income, which was driven by strong principal investing gains and significant increases in revenues in equity capital markets, asset securitization and risk management. These strong performances were somewhat offset by declines in high yield, commercial real estate and fixed income. In the first quarter of 2000, principal investing contributed $199 million to fee income, of which $143 million were cash gains, compared with $143 million in fee income, of which $105 million were cash gains, in the first quarter of 1999. Principal investing gains were exceptionally strong for the full year 1999, and we do not anticipate the same level of gains in 2000. In the first quarter of 2000, our Principal Investing Group committed additional funds of $500 million and ended the quarter with total committed funds of $3.3 billion.


     First quarter equity capital markets revenues of $31 million reflected a $17 million increase from the first quarter of 1999, primarily due to continued growth in our equity platform. Strong performance in equity capital markets resulted from increased syndication revenues and institutional sales and trading activities.


     Fee income in asset securitization amounted to $22 million compared with $16 million in the first quarter of 1999, primarily reflecting increased structuring and underwriting fees from our Specialty Finance customer base.


     Growth in these business units was somewhat offset by decreases in high yield, commercial real estate and fixed income. In high yield, declines reflected a comparatively slow high yield origination market for much of the first quarter of 2000. Commercial real estate had unusually strong results in the first quarter of 1999 related to recoveries of market losses in commercial mortgage-backed securitization activities in the third quarter of 1998. The fixed income results in the first quarter of 1999 included gains from a municipal finance product activity that has since been discontinued.


     The revenues from Capital Markets businesses are typically more volatile than revenues from more traditional banking businesses and can vary significantly with market conditions.


     Net charge-offs increased to $87 million in the first quarter of 2000 compared with $55 million in the first quarter of 1999. The increase primarily was related to continued weakness in certain areas of the healthcare industry and losses in an acquired portfolio in our Asset Securitization Group. Further information on net charge-offs is in the Asset Quality section.

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

     Noninterest expense was $395 million in the first quarter of 2000 compared with $375 million in the first quarter of 1999. The increase in expenses was largely due to higher personnel costs, including incentives associated with increased headcount. The increase also includes a modest impact from EVEREN.


CAPITAL MANAGEMENT Through the Capital Management Group (CMG), we have created a growing and diversified trust, investment management and brokerage organization, with products and services that provide the link between traditional banking and investing for retail and institutional customers. Our Capital Management Group is organized into four major lines of business: Retail Brokerage and Insurance Services, Wealth and Trust Services, Mutual Funds and CAP Account. CMG offers a full line of investment products and services distributed through multiple channels, including our national retail brokerage branch network, full-service retail financial centers in our East Coast marketplace and our online brokerage. Assets under management increased 3 percent from year-end 1999 to $175 billion at March 31, 2000, including $83 billion in Evergreen mutual funds and $92 billion in trust assets.


     In the first quarter of 2000 compared with the first quarter of 1999, Capital Management net income was $185 million and $121 million, respectively; and net interest income was $161 million and $120 million, respectively. Fee and other income increased 74 percent to $872 million in the first quarter of 2000 from $500 million in the first quarter of 1999. Growth in fee and other income was strong across multiple business lines and all delivery channels, particularly in retail brokerage and insurance, mutual funds and CAP Accounts. EVEREN contributed approximately $233 million of the increase in fee and other income.


     Noninterest expense in the first quarter of 2000 was $731 million compared with $425 million in the first quarter of 1999. This increase reflected higher personnel costs, primarily incentives associated with revenue growth, as well as the impact of EVEREN.


     Fee and other income from Retail Brokerage and Insurance Services was $546 million in the first quarter of 2000 compared with $222 million in the first quarter of 1999. Retail brokerage results in the first quarter of 2000 were strong, and in addition, included the impact of EVEREN mentioned above. The market value of client assets increased to $175 billion at March 31, 2000. Bank annuity sales volume was $477 million in the first quarter of 2000, an increase of 20 percent compared with $398 million in the first quarter of 1999.


     Our Wealth and Trust Services businesses encompass personal trust and private client banking, corporate trust and benefit services, and institutional trust services. Trust Services fee and other income was $183 million in the first quarter of 2000 and $167 million in the first quarter of 1999. Wealth and Trust Services had $4.1 billion in average net loans in the first quarter of 2000 compared with $3.7 billion in the first quarter of 1999, and average deposits of $5.9 billion in the first quarter of 2000 compared with $5.8 billion in the first quarter of 1999.


     Assets in the First Union-advised Evergreen mutual funds at March 31, 2000, were $83 billion compared with $80 billion at December 31, 1999. Mutual fund fees increased 21 percent to $130 million in the first quarter of 2000 compared with the first quarter of 1999.


     The CAP Account is an asset management product that enables our customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in several of Capital Management's lines of business, including Retail Brokerage and Insurance Services and Mutual Funds. CAP Account amounts in Table 3 reflect CAP Account fees and the funding benefit attributed to the on-balance sheet deposits. CAP Account assets increased to $60 billion at March 31, 2000, compared with $56 billion at year-end 1999, and the number of CAP Accounts increased to 646,000 compared with 603,000 at year-end 1999. We are seeing increased investment activity through this product. As an example, the number of brokerage trades increased 74 percent in the first quarter of 2000 compared with the first quarter of 1999.

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CONSUMER Our retail delivery strategy is premised on building lifetime customer relationships by providing a full range of superior products, flexible delivery and quality customer service across all channels. Our multiple channels, including full-service retail financial centers, direct telephone bank, call centers, ATMs and the Internet, are fully integrated, enabling customers to have a single view of their accounts. The Consumer segment includes First Union Mortgage (FUMC), our mortgage origination and servicing business; Home Equity, encompassing First Union Home Equity Bank (FUHEB) and The Money Store; Credit Cards, which includes the $1.8 billion owned credit card portfolio and the income from the $3.9 billion securitized portfolio; and Retail Branch Products, which includes installment loans and the various consumer deposit products with the exception of the CAP Account, which is included in Capital Management.


     In the first quarter of 2000 compared with the first quarter of 1999, Consumer net income was $139 million and $190 million, respectively. The decrease in net income was primarily the result of a decline in fee and other income to $329 million from $463 million in the first quarter of 1999 partially offset by a modest increase in net interest income and a decrease in noninterest expense.


     FUMC's results for the first quarter of 2000 were break even compared with net income of $39 million in the first quarter of 1999. FUMC net interest income declined as a result of lower loan production volume in a higher interest rate environment. Fee and other income declined to $46 million in the first quarter of 2000 from $116 million in the same quarter last year. This also reflects the decrease in loan production volume and the related decline in secondary marketing income. In addition, FUMC results in the first quarter of 1999 included a higher level of gains on securitizations. Noninterest expense in FUMC decreased by $22 million to $56 million in the first quarter of 2000, reflecting lower personnel, incentive and servicing costs related to production levels.


     In the home equity businesses, there was a net loss of $18 million in the first quarter of 2000 compared with net income of $21 million in the first quarter of 1999. Net interest income increased by 15 percent to $134 million in the first quarter of 2000, reflecting our decision in the first quarter of 1999 to retain home equity loans as on-balance sheet loans. This was the primary driver in the $2.4 billion increase in average loan outstandings. This increase in outstandings also resulted in a $13 million increase in net charge-offs, to $23 million in the first quarter of 2000. Fee and other income in the home equity businesses declined to $15 million in the first quarter of 2000 compared with $86 million in the first quarter of 1999 primarily attributable to a decrease in securitization gains in connection with the aforementioned change in strategy for home equity loans, an impairment loss on student loan retained interests and lower levels of securitizations of non-home equity products.


     The first quarter 2000 results in Credit Card showed a marked improvement over a year ago principally from a decrease in net charge-offs. Charge-offs declined because of a decrease in outstandings year over year. Receivables amounting to $1.1 billion were securitized in the second and third quarters of 1999.


     Retail Branch Products net income increased by 13 percent to $141 million in the first quarter of 2000, driven primarily by a $31 million increase in net interest income to $632 million in the first quarter of 2000 offset by a modest increase in noninterest expense. Average loan growth excluding securitizations was $1.8 billion in the first quarter of 2000 compared with the first quarter of 1999. However, average loans year over year declined by $5.5 billion as a result of the securitization and transfer to the securities available for sale portfolio of prime equity lines of credit with a balance of $6.7 billion at the date of transfer in June 1999. Table 6 provides information related to our total managed portfolio of consumer loans.


COMMERCIAL Our wholesale delivery strategy is to provide a comprehensive array of financial solutions, including traditional commercial lending and cash management products, primarily focused on small-business customers (annual sales up to $10 million) and commercial customers (annual sales of $10 million to $100 million). In the first quarter of 2000, corporate customer relationships (annual sales of $100 million to $2 billion) were moved to the Capital Markets segment.


     We have an integrated relationship approach that leverages the strong relationships in our Commercial business with the capabilities of our Capital Markets business to provide complex financing solutions, risk management products and international services, and with the capabilities of our Capital Management business to provide property and casualty insurance, pension plans and 401(k) plans. The Commercial segment is divided into four lines of business:
Small Business Banking, which represents only the lending done through our Small Business Banking Division (SBBD); Lending, which is all other commercial lending within our state delivery network and loans to small businesses originated within our state delivery network rather than through SBBD; Real Estate Banking, which is lending by our specialized real estate bankers; and Cash Management and Deposit Services. Small Business Administration (SBA) lending, which is primarily generated through The Money Store, is included in the Consumer segment. Our combined portfolio of $9.4 billion in small business loans at March 31, 2000, includes loans originated through the SBBD, The Money Store SBA loan program and other origination channels.


     In the first quarter of 2000 and in the first quarter of 1999, Commercial net income was $126 million and $123 million, respectively; net interest income was $339 million and $344 million, respectively; and fee and other income was $144 million and $132 million respectively. Growth in fee and other income, primarily generated by cash management revenue growth, was offset by a decline in net interest income related to a lower commercial deposits. Fees related to new Cash Management product sales increased 15 percent to $21 million in the first quarter of 2000 compared with the first quarter of 1999. Noninterest expense was $267 million in the first quarter of 2000 compared with $271 million in the first quarter of 1999.


     Average deposits were $22 billion in the first quarter of 2000 compared with $24 billion in the fourth quarter of 1999. The decline in deposits reflected the impact of maturing interest-bearing accounts and movement of customers into off-balance sheet products.


     Average commercial loans increased by $339 million to $26 billion in the first quarter of 2000 compared with the fourth quarter of 1999. The Real Estate Banking Division led average loan growth.


TREASURY/NONBANK SEGMENT The Treasury/ Nonbank segment includes management of our portfolio of first mortgage loans and our securities portfolios, overall funding requirements and asset and liability management functions. The Treasury/Nonbank segment also contains the goodwill asset and the associated amortization expense and funding cost; certain nonrecurring revenue items discussed in the Fee and Other Income section; certain expenses that are not allocated to the business segments; corporate charges; and the results of our discontinued indirect auto leasing business. The Liquidity and Funding Sources and Market Risk Management sections provide information about our funding sources, asset and liability management functions and securities portfolios.


LOANS AND ASSET QUALITY


LOANS Net loans were $136 billion at March 31, 2000, and $133 billion at December 31, 1999. Managed loans increased to $173 billion at March 31, 2000, from $157 billion at March 31, 1999. Commercial loans represented 59 percent and consumer loans 41 percent of the loan portfolio at March 31, 2000. The increase in net loans and managed loans in the first quarter of 2000 was led by broad-based commercial loan growth. Consumer loan growth was modest despite the impact of discontinuing our indirect auto leasing business. Average net loans were $131 billion in the first quarter of 2000 and in the fourth quarter of 1999. The average rate earned on loans was 8.73 percent in the first quarter of 2000 compared with 8.49 percent in the fourth quarter of 1999.

     At March 31, 2000, unused loan commitments related to commercial and consumer loans were $95 billion and $43 billion, respectively. Commercial and standby letters of credit were $12 billion and loan participations sold to other lenders amounted to $834 million at March 31, 2000.


NONPERFORMING ASSETS At March 31, 2000, nonperforming assets were $1.3 billion, or 0.93 percent of net loans and foreclosed properties, compared with $1.1 billion, or 0.80 percent, at December 31, 1999. Of the increase in nonperforming assets, $185 million was in the commercial portfolio and was primarily associated with continued weakness in certain areas of the healthcare industry due to changes in federal reimbursement policies. Healthcare-related nonperforming assets amounted to $139 million of the increase. The increase in installment loan nonperforming assets reflects our decision to hold The Money Store subprime home equity loans in the loan portfolio rather than securitize and sell them. The Money Store nonperforming assets were $155 million at March 31, 2000, compared with $138 million at December 31, 1999. We expect this trend to continue in the near term, which will also affect future net charge-offs. Over the same period, The Money Store loans increased by $715 million to $6.3 billion at March 31, 2000.


     Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first quarter of 2000, $29 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period (or since origination if held for part of the period). The amount of interest income recorded on these assets in the first quarter of 2000 was $3 million.


PAST DUE LOANS Accruing loans 90 days past due were $134 million at March 31, 2000, compared with $144 million at December 31, 1999. Of these past due loans at March 31, 2000, $17 million were commercial loans or commercial real estate loans and $116 million were consumer loans, of which $2 million related to The Money Store.


NET CHARGE-OFFS Net charge-offs amounted to $189 million in the first quarter of 2000 and $164 million in the first quarter of 1999. Annualized net charge-offs were 0.57 percent of average net loans in the first quarter of 2000 compared with 0.51 percent in the first quarter of 1999. Fifty-one percent of the increase in net charge-offs was in the commercial portfolio, primarily related to weakness in the healthcare industry. Additionally, 16 percent of the increase related to The Money Store and reflected the decision following the first quarter of 1999 to hold rather than securitize and sell subprime home equity loans.


PROVISION AND ALLOWANCE FOR LOAN LOSSES The loan loss provision was $192 million in the first quarter of 2000 compared with $164 million in the first quarter of 1999. The allowance for loan losses was $1.8 billion at March 31, 2000, and at December 31, 1999. The allowance as a percentage of loans was 1.30 percent at March 31, 2000, and 1.32 percent at year-end 1999. We believe the allowance for loan losses is adequate to cover probable credit losses inherent in the loan portfolio.


     Our methodology for determining the allowance for loan losses establishes both an allocated and an unallocated component. The allocated portion of the allowance represents the results of analyses of individual commercial loans and pools of loans within the portfolio. The allocated portion of the allowance for commercial loans is based principally on current loan grades, historical loan loss rates adjusted to reflect current conditions, as well as analyses of other factors that may have affected the collectibility of loans in the portfolio. We analyze all commercial loans with a principal balance in excess of $1 million that are being monitored as credit problems to determine whether such loans are impaired, with impairment measured by reference to the borrowers' collateral values and cash flows. The allocated portion of the allowance for consumer loans is based principally on loan payment status and historical loss rates adjusted to reflect current conditions. The unallocated portion of our allowance for loan losses represents the results of analyses that measure probable losses inherent in our portfolio that are not adequately captured in the allocated allowance analyses. These analyses include consideration of unidentified losses inherent in the portfolio resulting from changing underwriting criteria, including acquired loan portfolios, changes in the types and mix of loans originated, industry concentrations and evaluations, allowance levels relative to selected overall credit criteria and other economic indicators used to estimate probable incurred losses.


     Impaired loans, which are included in nonaccrual loans, amounted to $789 million at March 31, 2000, compared with $603 million at December 31, 1999. Included in the allowance for loan losses at March 31, 2000, was $184 million related to $651 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In the first quarter of 2000, the average recorded investment in impaired loans was $656 million, and $6 million of interest income was recognized on impaired loans. This income was recognized using the cash-basis method of accounting.


LIQUIDITY AND FUNDING SOURCES


CORE DEPOSITS Core deposits were $120 billion at March 31, 2000, compared with $122 billion at December 31, 1999. The $2 billion decline since year-end 1999 primarily reflects the movement of noninterest-bearing and time deposits into alternative investment products. In response to growing customer demand for investment products as alternatives to deposit products, we offer mutual funds, annuities and other investment products in addition to deposits. Although this reduces our deposit base, it also enables us to retain valuable customer relationships that might otherwise be lost to other financial services companies.


     The portion of core deposits in higher-rate, other consumer time deposits was 29 percent at March 31, 2000, and 28 percent at December 31, 1999. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to process.


     Average core deposit balances were $118 billion in the first quarter of 2000 and $119 billion in the fourth quarter of 1999.


     In the first quarter of 2000 and in the fourth quarter of 1999, average noninterest-bearing deposits were 24 percent and 25 percent, respectively, of average core deposits. Deposits can be affected by numerous factors, including branch closings and consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The Net Interest Income Summaries table provides additional information about average core deposits.


PURCHASED FUNDS Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $70 billion in the first quarter of 2000 compared with $65 billion in the fourth quarter of 1999. The increase from the fourth quarter of 1999 represents growth in short-term funding reflecting growth in average earning assets of $4 billion and growth in average other assets of $1 billion. Purchased funds at March 31, 2000, and December 31, 1999, were $69 billion.


LONG-TERM DEBT Long-term debt, which includes any wholesale borrowings with an original maturity in excess of 12 months, amounted to $33 billion at March 31, 2000, and $32 billion at year-end 1999.


     Long-term debt included $2.0 billion of trust capital securities at March 31, 2000, and at December 31, 1999. Subsidiary trusts issued these capital securities and used the proceeds to purchase junior subordinated debentures from the corporation. These capital securities are considered tier 1 capital for regulatory purposes.

     In the first quarter of 2000, the parent company issued $1.4 billion of notes with varying rates and maturities. On May 10, 2000, the parent company issued an additional $685 million of floating rate notes with varying terms. Under a shelf registration statement filed with the Securities and Exchange Commission, we have $315 million of senior or subordinated debt securities, common stock or preferred stock available for issuance. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors.


     Our principal banking subsidiary, First Union National Bank, has available a global note program for the issuance of up to $20 billion of senior and subordinated notes. Under the program, $16 billion of long-term debt has been issued and was outstanding at March 31, 2000. In June 1999, First Union National Bank established an additional global note program for the issuance of up to $25 billion of senior and subordinated notes. At March 31, 2000, $1.6 billion of long-term debt has been issued and is outstanding under this program. The sale of any additional notes will depend on future market conditions, funding needs and other factors.


     In 2000, long-term debt of $11 billion will mature. Funds for the payment of long-term debt will come from operations and refinancings.


CREDIT LINES We have $350 million in committed back-up lines of credit, $175 million of which expires in June 2000 and the remaining $175 million of which expires in July 2002. These credit facilities contain covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used these lines of credit.


STOCKHOLDERS' EQUITY Stockholders' equity was $17 billion at March 31, 2000, and at December 31, 1999. Common shares outstanding amounted to 984 million at March 31, 2000, compared with 988 million at December 31, 1999. Seven million shares at a cost of $221 million were repurchased in the first quarter of 2000, all of which was pursuant to a Board authorization to repurchase a number of shares equal to the number issued in the EVEREN acquisition. Of the approximately 31 million shares expected to be repurchased in relation to this acquisition, a total of 20 million shares had been repurchased as of March 31, 2000. Based on the Board authorizations for share repurchases in November 1998 and May 1999, each for 50 million shares, at March 31, 2000, we had authority to repurchase up to 51 million shares of our common stock, which is incremental to share repurchases related to the EVEREN acquisition.


     In early 1999, the Board authorized the use of forward equity sales transactions (equity forwards) in connection with our buyback programs. The use of equity forwards is intended to provide us with the ability to purchase shares under the buyback programs in the open market and then issue shares in private transactions to a counterparty in the amounts necessary to maintain targeted capital ratios. Under the terms of the equity forwards, we issued shares of common stock to an investment banking firm at a specified price that approximated market value. Simultaneously, we entered into a forward contract with the same counterparty to repurchase the shares at the same price plus a premium (the forward price). The equity forwards mature at various times in 2000. The equity forwards can be extended by mutual consent of the counterparties. At March 31, 2000, we had equity forwards involving 17 million shares at a cost of $800 million. In addition to the equity forwards, we also had forward purchase contracts, involving 13 million shares.


     We paid $478 million in dividends to common stockholders in the first quarter of 2000 compared with $450 million in the first quarter of 1999. This represented a dividend payout ratio on operating earnings of 56.47 percent in the first quarter of 2000.


     At March 31, 2000, stockholders' equity was reduced by $974 million in accumulated other comprehensive income, net, substantially all of which was related to net unrealized losses on debt and equity securities.

SUBSIDIARY DIVIDENDS First Union National Bank is the largest source of parent company dividends. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at March 31, 2000, our subsidiaries had $2.2 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries did not pay dividends to the parent company in the first quarter of 2000.


REGULATORY CAPITAL At March 31, 2000, our tier 1 and total capital ratios were
6.94 percent and 10.67 percent, respectively, compared with 7.08 percent and
10.87 percent at December 31, 1999. Our leverage ratio at March 31, 2000, was
5.94 percent and at December 31, 1999, 5.97 percent. At March 31, 2000, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. First Union Home Equity Bank, N.A., First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.


MARKET RISK MANAGEMENT


     Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.


     The Credit/Market Risk Committee of the corporation's Board of Directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.


     In analyzing interest rate sensitivity for policy measurement, we compare our forecasted earnings per share in both a "high rate" and "low rate" scenario to a base-line scenario. One base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the most current 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate" scenario and the "flat rate" scenario. The policy measurement period is 12 months in length, beginning with the first month of the forecast.


EARNINGS SENSITIVITY Our "flat rate" scenario holds the federal funds rate constant at 6.00 percent through March 2002. Based on the April 2000 outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), the model indicates earnings during the policy measurement period would be negatively affected by
3.1 percent. Our model indicates that earnings would benefit by 4.0 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario).


     For our "most likely rate" scenario, we currently believe the market forward implied rate ("market rate") is the most appropriate. This scenario assumes the federal funds rate gradually rises to 6.77 percent by the end of March 2001. Sensitivity to the "market rate" scenario is measured using a gradual 200 basis point increase over a 12-month period. Our model indicates that earnings would be negatively affected by 3.6 percent in a "high rate" scenario relative to the "market rate" over the policy period.


     In addition to the standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios. These alternate "what if" scenarios may include interest rate paths that are higher, lower and more volatile than those used for policy measurement. We also perform our analysis for time periods that reach beyond the 12-month policy period. For example, based on our April 2000 outlook, if interest rates in 2001 were 200 basis points higher than the "market rate" scenario, earnings would be negatively affected by
4.1 percent.


     While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings, and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we will continue to formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.


UNREALIZED GAINS (LOSSES) IN CERTAIN FINANCIAL INSTRUMENTS Information related to unrealized gains and losses in the securities available for sale, investment securities and off-balance sheet derivative portfolios is in Table 14. Changes in the market value of the instruments in these three portfolios, and corresponding unrealized gains and losses, primarily result from changes in market interest rates. The securities available for sale and the off-balance sheet derivatives portfolios are the primary means we use to manage overall interest rate risk while enhancing corporate earnings. Changes in the market values of these portfolios offset changes in market values and future interest income or expense related to other balance sheet items, such as loans, deposits and borrowings. At March 31, 2000, these three portfolios had a pre-tax net unrealized loss of $1.5 billion.


SECURITIES AVAILABLE FOR SALE The securities available for sale portfolio consists primarily of U.S. Treasury, U.S. Government agency, municipal and asset-backed securities. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments. At March 31, 2000, we had securities available for sale with a market value of $50 billion compared with $51 billion at year-end 1999.


     Included in securities available for sale at March 31, 2000, were residual interests with a market value of $537 million, which included a net unrealized gain of $90 million. These residual interests resulted from securitizations of SBA, credit card, student, auto and home equity loans and lines of credit. At December 31, 1999, securities available for sale included residual interests with a market value of $583 million and a net unrealized gain of $84 million.

     Securities available for sale transactions resulted in net realized losses of $16 million in the first quarter of 2000 compared with net realized gains of $25 million in the first quarter of 1999. Included in these amounts were impairment losses in certain residual interests of $17 million and $79 million, respectively.



     Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments.


     The average rate earned on securities available for sale was 7.16 percent in the first quarter of 2000 and 6.60 percent in the first quarter of 1999. The average maturity of the portfolio was 8.48 years at March 31, 2000.


INVESTMENT SECURITIES The investment securities portfolio consists primarily of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities had a carrying value and a market value of $1.7 billion at March 31, 2000, and a carrying value and a market value of $1.8 billion at December 31, 1999.


     The average rate earned on investment securities was 8.22 percent in the first quarter of 2000 and 8.30 percent in the first quarter of 1999. The average maturity of the portfolio was 6.01 years at March 31, 2000.

OFF-BALANCE SHEET DERIVATIVES FOR INTEREST RATE RISK MANAGEMENT As part of our overall interest rate risk management strategy, we use off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate risk management include various interest rate swap, futures and option structures with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for interest rate risk management will not have any significant unintended effect on corporate earnings. The impact of derivative instruments on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.


     The fair value of off-balance sheet derivatives used to manage our interest rate sensitivity was $211 million, based on a notional amount of $282 billion, at March 31, 2000, compared with $213 million, based on a notional amount of $190 billion, at December 31, 1999. The increase in the notional amount of derivatives in the first quarter of 2000 primarily resulted from additional interest rate swaps and futures contracts. The aggregate outstanding notional amount of these positions will reduce substantially by December 31, 2000. From time to time, we re-balance our off-balance sheet positions to reflect current market conditions and management's assessment of desired balance sheet characteristics, and this can result in significant changes in derivative notional amounts. At March 31, 2000, deferred gains and losses related to terminated positions were not significant.


     Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure. At March 31, 2000, the total mark-to-market related credit risk for derivative transactions in excess of counterparty thresholds was $769 million. The fair value of collateral held exceeded the total mark-to-market related credit risk in excess of counterparty thresholds as of that date. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.


TRADING RISK MANAGEMENT Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. We trade a variety of debt securities and foreign exchange instruments, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management challenges faced by our customers. We maintain diversified trading positions in both the fixed income and foreign exchange markets. Risk is controlled through the use of value-at-risk (VAR) limits and an active, independent monitoring process.


     We use the VAR methodology for measuring the market risk of the corporation's trading positions. This statistical methodology uses recent market volatility to estimate the maximum daily trading loss that the corporation would expect to incur, on average, 97.5 percent of the time. The model also estimates the effect of the interrelationships among the various trading instruments to determine how much risk is eliminated by offsetting positions. The VAR analysis is supplemented by stress testing on a daily basis. The analysis captures all financial assets and liabilities that are considered trading positions. The calculation uses historical data from the most recent 252 business days. The total VAR amount at March 31, 2000, was $8 million compared with $6 million at December 31, 1999, substantially all of which related to interest rate risk. The high, low and average VARs in the first quarter of 2000 were $9 million, $5 million and $7 million, respectively.

Accounting and Regulatory Matters


     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement No. 137, establishes accounting and reporting standards for derivatives and hedging activities. This Standard requires that all derivatives be recognized as assets or liabilities in the balance sheet and that these instruments be measured at fair value through adjustments to either other comprehensive income or current earnings, depending on the purpose for which the derivative is held. This Standard, which is effective January 1, 2001, significantly changes the accounting for hedge-related derivatives portfolio. The corporation is in the process of assessing the impact of this Standard; however, we expect that it will affect certain risk management strategies and may result in some repositioning of the derivatives portfolio.


     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution are afforded a priority over other general unsecured claims against an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.


     In 1999, the President signed into law the Gramm-Leach-Bliley Financial Modernization Act of 1999 (Modernization Act). The Modernization Act allows bank holding companies meeting management, capital and Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than was permissible before enactment, including underwriting insurance and making merchant banking investments in commercial and financial companies. It also allows insurers and other financial services companies to acquire banks; removes various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations. This part of the Modernization Act became effective in March 2000. In the first quarter of 2000, First Union became a financial holding company pursuant to the Modernization Act and is thereby permitted to engage in the broader range of activities that the Act permits.


     The Modernization Act also modifies current law related to financial privacy and community reinvestment. The new privacy provisions will generally prohibit financial institutions, including First Union, from disclosing nonpublic personal financial information to nonaffiliated third parties unless customers have the opportunity to "opt out" of the disclosure.

TABLE 1
CONSOLIDATED SUMMARIES OF INCOME, PER SHARE, BALANCE SHEET AND OTHER DATA


------------------------------------------------------------------------------------------------------------------------------------
                                                       Twelve           2000                                                  1999
                                                       Months      ------------- ---------------------------------------------------
                                                        Ended
                                                    March 31,           FIRST        Fourth          Third      Second        First
(Dollars in millions, except per share data)             2000         QUARTER       Quarter        Quarter     Quarter      Quarter
------------------------------------------------------------------------------------------------------------------------------------
SUMMARIES OF INCOME
Interest income                                $       15,892           4,313         4,143          3,812       3,624        3,572
------------------------------------------------------------------------------------------------------------------------------------
Interest income (a)                            $       16,002           4,336         4,169          3,840       3,657        3,603
Interest expense                                        8,254           2,347         2,198          1,930       1,779        1,792
------------------------------------------------------------------------------------------------------------------------------------
Net interest income (a)                                 7,748           1,989         1,971          1,910       1,878        1,811
Provision for loan losses                                 720             192           173            175         180          164
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses (a)                                       7,028           1,797         1,798          1,735       1,698        1,647
Securities transactions - portfolio                      (104)            (16)           (7)           (80)         (1)          25
Fee and other income                                    6,929           1,858         1,844          1,520       1,707        1,925
Merger-related and restructuring
  charges (b)                                               1              (5)            6             --          --          398
Other noninterest expense                               8,734           2,387         2,354          1,940       2,053        2,111
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                          5,118           1,257         1,275          1,235       1,351        1,088
Income taxes                                            1,651             394           407            405         445          351
Tax-equivalent adjustment                                 110              23            26             28          33           31
------------------------------------------------------------------------------------------------------------------------------------
Net income                                     $        3,357             840           842            802         873          706
====================================================================================================================================
PER SHARE DATA
Basic                                          $         3.48            0.86          0.86           0.84        0.92         0.73
Diluted                                                  3.45            0.85          0.86           0.84        0.90         0.73
Cash dividends                                 $         1.89            0.48          0.47           0.47        0.47         0.47
Average shares - Basic (In thousands)                      --         972,174       976,377        946,802     954,548      959,833
Average shares - Diluted (In thousands)                    --         984,095       984,537        953,964     961,793      968,626
Average stockholders' equity
  Quarter-to-date                              $           --          16,583        16,686         15,299      15,701       16,041
  Year-to-date                                             --          16,583        15,932         15,678      15,870       16,041
Book value                                              17.16           17.16         16.91          16.19       15.99        16.50
Common stock price
  High                                              55  15/16        37 15/16      43   5/8     48     3/8    55 15/16     65  1/16
  Low                                               28   7/16        28  7/16      32  7/16     35    5/16    42  1/16     48   5/8
  Period-end                                   $    37    1/4        37   1/4      32 15/16     35     5/8    47   1/8     53  7/16
    To earnings ratio (c)                               10.80 X         10.80          9.89          10.67       13.43        18.62
    To book value                                         217 %           217           195            220         295          324
BALANCE SHEET DATA
Assets                                         $      253,648         253,648       253,024        234,408     229,452      222,700
Long-term debt                                 $       33,043          33,043        31,975         31,910      30,350       24,858
OTHER DATA
ATMs                                                    3,786           3,786         3,778          3,954       3,955        3,849
Employees                                              73,060          73,060        71,659         66,391      66,491       70,775
====================================================================================================================================

(a)  Tax-equivalent.
(b) After tax merger-related and restructuring charges amounted to $(2) million in the first quarter of 2000; $4 million in the fourth quarter of 1999; and $259 million in the first quarter of 1999.
(c)  Based on diluted earnings per share.

TABLE 2
MERGER-RELATED AND RESTRUCTURING CHARGES

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        THREE
                                                                                                                       MONTHS
                                                                                                                        ENDED
                                                                                                                    MARCH 31,
(In millions)                                                                                                            2000
-------------------------------------------------------------------------------------------------------------------------------
MERGER-RELATED CHARGES
EVEREN acquisition                                                                                                  $    9
Reversal of March 1999 restructuring charge                                                                            (14)
-------------------------------------------------------------------------------------------------------------------------------
        Total merger-related and restructuring charges                                                              $   (5)
===============================================================================================================================
After-tax merger-related and restructuring charges                                                                  $   (2)
===============================================================================================================================

                                                                  March 1999
                                                               Restructuring    CoreStates         Signet
(In millions)                                                         Charge   Acquisition    Acquisition   Other      Total
-------------------------------------------------------------------------------------------------------------------------------
ACTIVITY IN THE RESTRUCTURING ACCRUAL
Balance, December 31, 1999                                   $         84            38             34       6         162
Cash payments                                                         (18)           --             --      (2)        (20)
Reversal of prior accruals                                            (14)           --             --      --         (14)
Noncash write-downs and other adjustments                              (4)           --             --      --          (4)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 2000                                      $         48            38             34       4         124
===============================================================================================================================

                                      T-2

TABLE 3
BUSINESS SEGMENTS (a)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  THREE MONTHS ENDED MARCH 31, 2000
                                         ------------------------------------------------------------------------------------------

                                                 INVESTMENT       CORPORATE
(In millions)                                       BANKING         BANKING      INTERNATIONAL       OTHER              TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                           $     80             312                31             --                423
  Provision for loan losses                           34              53                --             --                 87
  Fee and other income                               421              42                53            (31)               485
  Noninterest expense                                247             111                37             --                395
  Income tax expense                                  77              72                18            (31)               136
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                    $    143             118                29             --                290
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                           34.44%          13.40             19.39             --              20.10
  Average loans, net                            $  6,886          32,113             4,887             --             43,886
  Average deposits                                 7,470           5,391             4,220             --             17,081
  Average attributed stockholders'
    equity (b)                                  $  1,673           3,519               608             --              5,800
===================================================================================================================================
                                         RETAIL
                                    BROKERAGE &     WEALTH
                                      INSURANCE     & TRUST         MUTUAL               CAP
(In millions)                          SERVICES    SERVICES          FUNDS           ACCOUNT           OTHER             TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data                $
  Net interest income                     44          56               2                59             --                161
  Provision for loan losses               --          --              --                --             --                 --
  Fee and other income                   546         183             130                38            (25)               872
  Noninterest expense                    483         143              67                38             --                731
  Income tax expense                      41          37              25                23             (9)               117
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                         $    66          59              40                36            (16)               185
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity               39.04 %     51.56           64.87             72.53             --              50.05
  Average loans, net                 $    --       4,130              --                 1             --              4,131
  Average deposits                        --       5,941              --            14,407             --             20,348
  Average attributed stockholders'
    equity (b)                       $   684         464             184               203            (32)             1,503
===================================================================================================================================
                                                                      HOME
                                                                  EQUITY &
                                                    FIRST              THE                           RETAIL
                                                    UNION            MONEY           CREDIT          BRANCH
(In millions)                                    MORTGAGE            STORE            CARDS        PRODUCTS          TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                           $     10             134                57            632                833
  Provision for loan losses                           --              23                29             22                 74
  Fee and other income                                46              15                59            209                329
  Noninterest expense                                 56             156                61            590                863
  Income tax expense                                  --             (12)               10             88                 86
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                    $     --             (18)               16            141                139
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                              -- %         (5.94)            13.32          30.25              15.12
  Average loans, net                            $    436          13,718             1,769         10,631             26,554
  Average deposits                                   764             212                15         67,276             68,267
  Average attributed stockholders'
    equity (b)                                  $     73           1,265               495          1,883              3,716
===================================================================================================================================

                                                                    (Continued)
                                      T-3

TABLE 3
BUSINESS SEGMENTS (a)


---------------------------------------------------------------------------------------------------------------------------

                                                                                          THREE MONTHS ENDED MARCH 31, 2000
                               --------------------------------------------------------------------------------------------

                                                                 SMALL                        REAL    CASH MGT. &
                                                              BUSINESS                      ESTATE        DEPOSIT
(In millions)                                                  BANKING       LENDING       BANKING       SERVICES    TOTAL
---------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                         $     20            70            46          203        339
  Provision for loan losses                                          1             7             5           --         13
  Fee and other income                                              --            --            --          144        144
  Noninterest expense                                               11            46            15          195        267
  Income tax expense                                                 3             6            10           58         77
---------------------------------------------------------------------------------------------------------------------------
  Net income                                                  $      5            11            16           94        126
---------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                         11.23 %        5.94         14.14        56.83      24.49
  Average loans, net                                          $  2,796        14,652         9,003           --     26,451
  Average deposits                                                  --            --            --       21,624     21,624
  Average attributed stockholders'
    equity (b)                                                $    165           785           454          663      2,067
===========================================================================================================================

                                                                 FIRST
                                        CAPITAL    CAPITAL       UNION                                TREASURY/
(In millions)                           MARKETS       MGT.  SECURITIES      CONSUMER    COMMERCIAL      NONBANK      TOTAL
---------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED (c)
Income statement data
  Net interest income                  $    423        161         584           833           339          210      1,966
  Provision for loan losses                  87         --          87            74            13           18        192
  Fee and other income                      485        872       1,357           329           144           12      1,842
  Noninterest expense                       395        731       1,126           863           267          126      2,382
  Income tax expense                        136        117         253            86            77          (22)       394
---------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                   290        185         475           139           126          100        840
  After-tax merger-related and
    restructuring charges                    --         --          --            --            --           (2)        (2)
---------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges              $    290        185         475           139           126           98        838
---------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                  20.10 %    50.05       26.16         15.12         24.49        11.27      20.31
  Average loans, net                   $ 43,886      4,131      48,017        26,554        26,451       30,459    131,481
  Average deposits                       17,081     20,348      37,429        68,267        21,624       13,101    140,421
  Average attributed stockholders'
    equity (b)                         $  5,800      1,503       7,303         3,716         2,067        3,497     16,583
===========================================================================================================================

                                                                (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Three Months Ended March 31, 1999
                                   ------------------------------------------------------------------------------------------------

                                                              Investment      Corporate
(In millions)                                                    Banking        Banking   International      Other      Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                         $     57            276           47            --         380
  Provision for loan losses                                         21             34           --            --          55
  Fee and other income                                             402             61           48           (28)        483
  Noninterest expense                                              214            107           54            --         375
  Income tax expense                                                78             74           16           (28)        140
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                                  $    146            122           25                       293
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                         45.88 %        14.32        16.83            --       22.16
  Average loans, net                                          $  6,915         31,919        4,924            --      43,758
  Average deposits                                               5,012          5,414        5,502            --      15,928
  Average attributed stockholders'
    equity (b)                                                $  1,287          3,478          613            --       5,378
===================================================================================================================================

                                                  Retail
                                             Brokerage &         Wealth
                                               Insurance        & Trust        Mutual           CAP
(In millions)                                   Services       Services         Funds       Account         Other       Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                         $     17              57              1           45            --         120
  Provision for loan losses                         --               1             --           --            --           1
  Fee and other income                             222             167            107           26           (22)        500
  Noninterest expense                              198             137             59           31            --         425
  Income tax expense                                15              33             18           15            (8)         73
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                  $     26              53             31           25           (14)        121
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         32.38 %         50.83          53.31        69.56            --       48.05
  Average loans, net                          $     --           3,722             --           --            --       3,722
  Average deposits                                  --           5,806             --       14,161            --      19,967
  Average attributed stockholders'
    equity (b)                                $    313             426            151          143           (28)      1,005
===================================================================================================================================
                                                                                  Home
                                                                              Equity &
                                                                 First             The                      Retail
                                                                 Union           Money       Credit         Branch
(In millions)                                                 Mortgage           Store        Cards       Products      Total
-----------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                         $     24            117           60           601         802
  Provision for loan losses                                                        10           46            23          79
  Fee and other income                                             116             86           57           204         463
  Noninterest expense                                               78            160           62           579         879
  Income tax expense                                                23             12            4            78         117
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                                  $     39             21            5           125         190
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                         83.99 %         5.91         5.54         27.33       19.90
  Average loans, net                                          $    488         11,325        2,598        16,177      30,588
  Average deposits                                               1,340              2           10        71,908      73,260
  Average attributed stockholders'
    equity (b)                                                $    183          1,341          469         1,857       3,850
===================================================================================================================================

                                                                    (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Three Months Ended March 31, 1999
                      -------------------------------------------------------------------------------------------------------------

                                                           Small                               Real      Cash Mgt. &
                                                        Business                             Estate          Deposit
(In millions)                                            Banking          Lending           Banking         Services        Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                $       20                59               46             219            344
  Provision for loan losses                                   1                 6                6              --             13
  Fee and other income                                       --                --               --             132            132
  Noninterest expense                                        10                52               19             190            271
  Income tax expense                                          4                (5)               8              62             69
----------------------------------------------------------------------------------------------------------------------------------
  Net income                                         $        5                 6               13              99            123
----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                  14.91 %            3.56            11.15           59.12          23.25
  Average loans, net                                 $    2,696            14,609            8,387              --         25,692
  Average deposits                                           --                --               --          23,538         23,538
  Average attributed stockholders'
    equity (b)                                       $      168               877              478             681          2,204
==================================================================================================================================
                                                              First
                                    Capital   Capital         Union                                        Treasury/
(In millions)                       Markets      Mgt.    Securities        Consumer         Commercial       Nonbank         Total
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED (c)
Income statement data
  Net interest income              $   380      120         500               802              344             134          1,780
  Provision for loan losses             55        1          56                79               13              16            164
  Fee and other income                 483      500         983               463              132             372          1,950
  Noninterest expense                  375      425         800               879              271             559          2,509
  Income tax expense                   140       73         213               117               69             (48)           351
-----------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges              293      121         414               190              123             (21)           706
  After-tax merger-related and
    restructuring charges               --       --          --                --               --             259            259
-----------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges          $   293      121         414               190              123             238            965
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity             22.16 %  48.05       26.02             19.90            23.25           26.49          24.32
  Average loans, net               $43,758    3,722      47,480            30,588           25,692          25,709        129,469
  Average deposits                  15,928   19,967      35,895            73,260           23,538           3,569        136,262
  Average attributed stockholders'
    equity (b)                     $ 5,378    1,005       6,383             3,850            2,204           3,604         16,041
===================================================================================================================================

(a) Business Segment information reflects the purchase accounting acquisition of EVEREN for the three months ended March 31, 2000. This acquisition occurred on October 1, 1999. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used in presenting this information.
(b) Average attributed stockholders' equity excludes merger-related and restructuring charges. The return on average attributed stockholders' equity for the Capital Management Mutual Funds unit is net of the amount included in Other.
(c) In the consolidated data, First Union Securities represents the total of Capital Markets and Capital Management.

TABLE 4
FEE AND OTHER INCOME - CAPITAL MARKETS

----------------------------------------------------------------------------------------------------------------------------

                                                                          2000                                          1999
                                                                   ------------    -----------------------------------------

                                                                         FIRST      Fourth      Third      Second      First
(In millions)                                                          QUARTER     Quarter    Quarter     Quarter    Quarter
----------------------------------------------------------------------------------------------------------------------------
Principal investing                                              $         199         220        175          59        143
Risk management (a)                                                         63          41         46          44         58
International banking                                                       53          52         53          51         48
Commercial leasing                                                          46          40         42          38         43
Fixed income sales and trading (a)                                          35          36         33          23         51
Equity capital markets (a)                                                  31          27         18          20         14
Loan syndications                                                           24          36         30          27         27
Asset securitizations                                                       22          27         20          28         16
Commercial real estate (a)                                                  20          39         11          46         41
Mergers and acquisitions                                                    17          25         17          15         25
High yield debt underwriting and trading (a)                                 1           2          6           8         14
Proprietary trading (a)                                                     (2)          6        (32)          4         (2)
Other                                                                        7           4         (3)         14         33
----------------------------------------------------------------------------------------------------------------------------
        Total                                                              516         555        416         377        511
Eliminations                                                               (31)        (72)       (22)        (27)       (28)
----------------------------------------------------------------------------------------------------------------------------
        Total fee and other income - Capital Markets             $         485         483        394         350        483
============================================================================================================================

(a) The aggregate amounts of trading account profits included in this table in the first quarter of 2000 and in the fourth, third, second and first quarters of 1999 were $99 million, $72 million, $20 million, $87 million and $106 million, respectively. This includes risk management and proprietary trading as well as amounts included in fixed income sales and trading, equity capital markets, commercial real estate, and high yield debt underwriting and trading.

TABLE 5
SELECTED PERFORMANCE, DIVIDEND PAYOUT AND OTHER RATIOS

---------------------------------------------------------------------------------------------------------------------

                                                                   2000                                          1999
                                                                --------    -----------------------------------------

                                                                  FIRST      Fourth       Third     Second      First
                                                                QUARTER     Quarter     Quarter    Quarter    Quarter
---------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (a)
Assets to stockholders' equity                                    14.97 X     14.60       14.98      14.26      13.99
Return on assets                                                   1.36 %      1.37        1.39       1.56       1.28
Return on stockholders' equity                                    20.38 %     20.00       20.82      22.30      17.85
=====================================================================================================================
DIVIDEND PAYOUT RATIOS ON
Operating earnings                                                56.47 %     54.65       55.95      52.22      47.00
Net income                                                        56.47 %     54.65       55.95      52.22      64.38
=====================================================================================================================
OTHER RATIOS ON
Operating earnings
  Return on assets                                                 1.36 %      1.38        1.39       1.56       1.74
  Return on stockholders' equity                                  20.31 %     19.78       20.47      21.94      24.32
=====================================================================================================================

(a)  Based on average balances and net income.

TABLE 6
LOANS - ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

-----------------------------------------------------------------------------------------------------------------

                                                                 2000                                        1999
                                                              --------   ----------------------------------------

                                                                FIRST     Fourth      Third     Second      First
(In millions)                                                 QUARTER    Quarter    Quarter    Quarter    Quarter
-----------------------------------------------------------------------------------------------------------------
ON-BALANCE SHEET LOAN PORTFOLIO
  COMMERCIAL
  Commercial, financial and agricultural                  $    54,082     51,683     52,497     52,727     52,798
  Real estate - construction and other                          2,344      2,435      2,709      2,636      2,602
  Real estate - mortgage                                        9,275      8,768      8,404      8,441      8,489
  Lease financing                                              12,511     12,742     11,969     10,527     10,525
  Foreign                                                       4,587      4,991      4,933      4,609      4,084
-----------------------------------------------------------------------------------------------------------------
        Total commercial                                       82,799     80,619     80,512     78,940     78,498
-----------------------------------------------------------------------------------------------------------------
  RETAIL
  Real estate - mortgage (a)                                   27,528     27,793     26,427     24,314     19,182
  Installment loans - Bankcard (b)                              1,752      1,879      1,681      2,133      2,579
  Installment loans - other (a)                                25,145     23,916     22,853     22,619     27,538
  Vehicle leasing                                               3,822      4,483      5,096      5,753      6,257
-----------------------------------------------------------------------------------------------------------------
        Total retail (a)                                       58,247     58,071     56,057     54,819     55,556
-----------------------------------------------------------------------------------------------------------------
        Total loans (a)                                       141,046    138,690    136,569    133,759    134,054
  Unearned income                                               5,243      5,513      5,087      4,188      4,396
-----------------------------------------------------------------------------------------------------------------
        Loans, net (on-balance sheet) (a)                 $   135,803    133,177    131,482    129,571    129,658
=================================================================================================================

MANAGED PORTFOLIO (c)
-----------------------------------------------------------------------------------------------------------------
COMMERCIAL
    On-balance sheet                                      $    82,799     80,619     80,512     78,940     78,498
    Securitized loans                                           1,173      1,223      1,257      1,300        708
    Loans held for sale included in other assets                2,056      1,843         --         --         --
-----------------------------------------------------------------------------------------------------------------
        Total commercial                                       86,028     83,685     81,769     80,240     79,206
-----------------------------------------------------------------------------------------------------------------
RETAIL
  Real estate - mortgage (a)
    On-balance sheet                                           27,528     27,793     26,427     24,314     19,182
    Loans held for sale included in other assets                1,341      1,503      1,413      2,314      1,719
-----------------------------------------------------------------------------------------------------------------
        Total real estate mortgage                             28,869     29,296     27,840     26,628     20,901
-----------------------------------------------------------------------------------------------------------------
  Installment loans - Bankcard (b)
    On-balance sheet                                            1,752      1,879      1,681      2,133      2,579
    Securitized loans                                           3,941      3,941      3,941      3,398      2,843
-----------------------------------------------------------------------------------------------------------------
        Total Installment loans - Bankcard                      5,693      5,820      5,622      5,531      5,422
-----------------------------------------------------------------------------------------------------------------
  Installment loans - other (a)
    On-balance sheet                                           25,145     23,916     22,853     22,619     27,538
    Securitized loans                                          12,052     13,259     14,390     15,312     15,597
    Securitized loans included in
      securities available for sale                             9,596      9,265      8,660      7,976      1,321
    Loans held for sale included in other assets                1,339        898        591        177        699
-----------------------------------------------------------------------------------------------------------------
        Total installment loans - other                        48,132     47,338     46,494     46,084     45,155
-----------------------------------------------------------------------------------------------------------------
  Vehicle leasing - on-balance sheet                            3,822      4,483      5,096      5,753      6,257
-----------------------------------------------------------------------------------------------------------------
        Total retail (a)                                       86,516     86,937     85,052     83,996     77,735
-----------------------------------------------------------------------------------------------------------------
        Total managed portfolio (a)                       $   172,544    170,622    166,821    164,236    156,941
=================================================================================================================

SERVICING PORTFOLIO
Commercial                                                $    28,985     29,193     28,433     24,693     21,514
Residential                                               $    37,108     38,200     39,385     40,606     45,578
=================================================================================================================

(a) Prior period loans held for sale included in loans have been reclassified to other assets to conform to the presentation in 2000.
(b) Installment loans - Bankcard include credit card, instant cash reserve, signature and First Choice.
(c) The managed portfolio includes the on-balance sheet loan portfolio, loans held for sale that are classified in other assets, loans securitized for which the securities are classified in securities available for sale and the off-balance sheet portfolio of securitized loans.

TABLE 7
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

-------------------------------------------------------------------------------------------------------------------------------

                                                                 2000                                                      1999
                                                              -------         -------------------------------------------------

                                                                FIRST          Fourth        Third         Second         First
(In millions)                                                 QUARTER         Quarter      Quarter        Quarter       Quarter
-------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period (a)                           $    1,757           1,759         1,785         1,825         1,826
Provision for loan losses                                         192             173           175           180           164
Allowance relating to loans acquired, transferred to
  accelerated disposition or sold                                  --              (6)          (26)          (40)           (1)
Loan losses, net                                                 (189)           (169)         (175)         (180)         (164)
-------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                     $    1,760           1,757         1,759         1,785         1,825
===============================================================================================================================
as a % of loans, net (a)                                         1.30 %          1.32          1.34          1.38          1.41
===============================================================================================================================
as a % of nonaccrual and restructured loans                       150 %           181           187           212           217
===============================================================================================================================
as a % of nonperforming assets                                    139 %           165           169           190           192
===============================================================================================================================
LOAN LOSSES
Commercial, financial and agricultural                     $      107              93            95            89            78
Real estate - commercial construction and mortgage                  2               9             4            10             1
Real estate - residential mortgage                                  4               5             5             5             5
Installment loans - Bankcard                                       31              37            37            43            49
Installment loans - other and vehicle leasing                      73              64            67            67            65
-------------------------------------------------------------------------------------------------------------------------------
        Total                                                     217             208           208           214           198
-------------------------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                             10              21            17            12            13
Real estate - commercial construction and mortgage                  1               3             3             2             1
Real estate - residential mortgage                                 --               1            --             2            --
Installment loans - Bankcard                                        3               1             2             3             4
Installment loans - other and vehicle leasing                      14              13            11            15            16
-------------------------------------------------------------------------------------------------------------------------------
        Total                                                      28              39            33            34            34
-------------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                   $      189             169           175           180           164
===============================================================================================================================
as % of average loans, net (a) (b)                               0.57 %          0.52          0.55          0.55          0.51
===============================================================================================================================
NONPERFORMING ASSETS (c)
Nonaccrual loans
  Commercial, financial and agricultural                   $      729             551           506           427           434
  Real estate - commercial construction and mortgage               62              55            59            69            74
  Real estate - residential mortgage                              148             150           156           166           181
  Installment loans - Bankcard                                     --              --             5             5             3
  Installment loans - other and vehicle leasing                   236             212           212           176           149
-------------------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                  1,175             968           938           843           841
Foreclosed properties (d)                                          95              98           103            97           109
-------------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                         $    1,270           1,066         1,041           940           950
===============================================================================================================================
as % of loans, net, and foreclosed properties (a)                0.93 %          0.80          0.79          0.73          0.73
===============================================================================================================================
Accruing loans past due 90 days                            $      134             144           194           209           259
===============================================================================================================================

(a) Prior period amounts have been reclassified to conform to the presentation in 2000.
(b)  Annualized.
(c) Nonperforming assets at March 31, 2000, do not include $30 million in net book value of nonperforming loans held for sale. Loans held for sale are classified in other assets.
(d)  Restructured loans are insignificant.

TABLE 8
INTANGIBLE ASSETS

--------------------------------------------------------------------------------------------------------------------------

                                                                         2000                                         1999
                                                                      --------   -----------------------------------------

                                                                        FIRST     Fourth       Third     Second      First
(In millions)                                                         QUARTER    Quarter     Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------------------------------------
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill                                                          $     5,065      5,091       4,276      4,336      4,354
Deposit base premium                                                      236        257         283        309        335
Origination network                                                       269        274         279        284        289
Other                                                                      11          4           4          5          5
--------------------------------------------------------------------------------------------------------------------------
        Total                                                     $     5,581      5,626       4,842      4,934      4,983
==========================================================================================================================
MORTGAGE AND OTHER SERVICING ASSETS                               $       681        703         712        744        700
==========================================================================================================================
CREDIT CARD PREMIUM                                               $         5          6           8         10         12
==========================================================================================================================

TABLE 9
DEPOSITS

----------------------------------------------------------------------------------------------------------------------------

                                                                          2000                                          1999
                                                                       --------    -----------------------------------------

                                                                         FIRST      Fourth      Third      Second      First
(In millions)                                                          QUARTER     Quarter    Quarter     Quarter    Quarter
----------------------------------------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing                                              $      29,885      31,375     28,737      31,703     31,757
Savings and NOW accounts                                                36,955      37,748     36,667      37,354     38,131
Money market accounts                                                   18,207      19,405     19,666      20,109     20,006
Other consumer time                                                     34,881      33,812     32,743      33,192     34,339
----------------------------------------------------------------------------------------------------------------------------
        Total core deposits                                            119,928     122,340    117,813     122,358    124,233
OTHER DEPOSITS
Foreign                                                                  7,062       6,729      5,590       5,591      4,850
Other time                                                              12,900      11,978     10,500       5,654      5,141
----------------------------------------------------------------------------------------------------------------------------
        Total deposits                                           $     139,890     141,047    133,903     133,603    134,224
============================================================================================================================

TABLE 10
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

----------------------------------------------------------------------------------------------------------------------------

                                                                                                              MARCH 31, 2000
                                                                                                     -----------------------

(In millions)
----------------------------------------------------------------------------------------------------------------------------
MATURITY OF
3 months or less                                                                                     $                 6,906
Over 3 months through 6 months                                                                                         4,918
Over 6 months through 12 months                                                                                        3,962
Over 12 months                                                                                                         3,266
----------------------------------------------------------------------------------------------------------------------------
        Total                                                                                        $                19,052
============================================================================================================================

TABLE 11
LONG-TERM DEBT

--------------------------------------------------------------------------------------------------------------------

                                                                  2000                                          1999
                                                               --------    -----------------------------------------

                                                                 FIRST      Fourth      Third      Second      First
(In millions)                                                  QUARTER     Quarter    Quarter     Quarter    Quarter
--------------------------------------------------------------------------------------------------------------------
NOTES AND DEBENTURES ISSUED BY
  THE PARENT COMPANY
  Notes
    6.60% to 7.70%, due 2000 to 2005                        $    2,039       1,592        996         648        250
    Floating rate, due 2003 to 2005                              1,087          90         --          --         --
    Floating rate extendible, due 2005                              10          10         10          10         10
  Subordinated notes
    6.00% to 9.45%, due 2001 to 2009                             2,662       2,661      2,659       2,659      2,909
    7.18% to 8.00%, due 2009 to 2011                               208         208        208         208        208
    6.30%, Putable/Callable, due 2028                              200         200        200         200        200
    8.77%                                                           --          --        149         149        149
    Floating rate, due 2003                                        150         150        150         150        149
  Subordinated debentures
    6.55% to 7.574%, due 2026 to 2035                              794         794        794         794        794
--------------------------------------------------------------------------------------------------------------------
        Total notes and debentures issued by the
          Parent Company                                         7,150       5,705      5,166       4,818      4,669
--------------------------------------------------------------------------------------------------------------------
NOTES ISSUED BY SUBSIDIARIES
Notes, varying rates and terms to 2015                          17,339      18,026     18,890      18,527     13,327
Subordinated notes
  5-7/8% to 9-5/8%, due 2001 to 2006                             1,074       1,074      1,074       1,224      1,324
  Bank, 5.80% to 7-7/8%, due 2006 to 2036                        1,549       1,200      1,200       1,200      1,200
  6-5/8% to 8-3/8%, due 2002 to 2007                               570         570        400         400        400
Subordinated capital notes
  9-5/8% to 9-7/8%                                                  --          --         --          --        150
--------------------------------------------------------------------------------------------------------------------
        Total notes issued by subsidiaries                      20,532      20,870     21,564      21,351     16,401
--------------------------------------------------------------------------------------------------------------------
OTHER DEBT
Trust preferred securities                                       1,992       2,027      1,730       1,730      1,736
4.556% auto securitization financing, due
  September 30, 2008                                               945         945      1,022       1,022      1,021
Advances from the Federal Home Loan Bank                         2,387       2,387      2,387       1,387        987
Capitalized leases                                                  30          34         34          35         37
Mortgage notes and other debt                                        7           7          7           7          7
--------------------------------------------------------------------------------------------------------------------
        Total other debt                                         5,361       5,400      5,180       4,181      3,788
--------------------------------------------------------------------------------------------------------------------
        Total                                               $   33,043      31,975     31,910      30,350     24,858
====================================================================================================================

TABLE 12
CHANGES IN STOCKHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------------


                                                     Twelve         2000                                         1999
                                                     Months      -------    -----------------------------------------
                                                      Ended
                                                  March 31,        FIRST     Fourth      Third      Second      First
(In millions)                                          2000      QUARTER    Quarter    Quarter     Quarter    Quarter
---------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                      $  15,976       16,709     15,513     15,288      15,976     16,897
---------------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income                                          3,357          840        842        802         873        706
  Net unrealized loss on debt and
    equity securities                                  (966)         (44)      (388)      (193)       (341)      (415)
---------------------------------------------------------------------------------------------------------------------
       Total comprehensive income                     2,391          796        454        609         532        291
Purchases of common stock                            (1,180)        (221)       (83)       (22)       (854)      (854)
Common stock issued for
  Stock options and restricted stock                    406           47         66         25         268         49
  Dividend reinvestment plan                             82           20         20         21          21         22
  Acquisitions                                        1,251           --      1,251         --          --         --
Deferred compensation, net                             (197)          11        (48)        44        (204)        21
Cash dividends paid                                  (1,845)        (478)      (464)      (452)       (451)      (450)
---------------------------------------------------------------------------------------------------------------------
Balance, end of period                            $  16,884       16,884     16,709     15,513      15,288     15,976
=====================================================================================================================

TABLE 13
CAPITAL RATIOS

------------------------------------------------------------------------------------------------------------------------------

                                                                         2000                                             1999
                                                                      -------     --------------------------------------------

                                                                        FIRST       Fourth       Third      Second       First
(In millions)                                                         QUARTER      Quarter     Quarter     Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                                                 $     14,422       14,204      13,117      12,612      12,931
  Total capital                                                        22,191       21,810      20,922      20,540      21,033
Adjusted risk-weighted assets                                         207,955      200,704     187,635     196,195     187,424
Adjusted leverage ratio assets                                   $    242,869      238,082     224,497     219,208     219,640
Ratios
  Tier 1 capital                                                         6.94 %       7.08        6.99        6.43        6.90
  Total capital                                                         10.67        10.87       11.15       10.47       11.22
  Leverage                                                               5.94         5.97        5.84        5.75        5.89
STOCKHOLDERS' EQUITY TO ASSETS
  Quarter-end                                                            6.66         6.60        6.62        6.66        7.17
  Average                                                                6.68 %       6.85        6.68        7.01        7.15
------------------------------------------------------------------------------------------------------------------------------
BANK CAPITAL RATIOS
Tier 1 capital
  First Union National Bank                                              7.38 %       7.26        7.27        7.13        7.33
  First Union Bank of Delaware                                          11.43        10.83       11.56        9.41       13.11
  First Union Home Equity Bank                                          23.31        22.32       19.18       12.73       13.41
Total capital
  First Union National Bank                                             10.54        10.22       10.39       10.17       10.28
  First Union Bank of Delaware                                          12.45        11.89       12.73       10.98       14.62
  First Union Home Equity Bank                                          26.78        25.88       22.36       14.88       15.51
Leverage
  First Union National Bank                                              6.74         6.48        6.46        6.72        6.63
  First Union Bank of Delaware                                           7.33         7.08        6.05        6.25        8.18
  First Union Home Equity Bank                                          18.45 %      15.42       12.88       10.29       10.53
------------------------------------------------------------------------------------------------------------------------------

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to
4.00 percent.

TABLE 14
UNREALIZED GAINS (LOSSES) IN CERTAIN FINANCIAL INSTRUMENTS


--------------------------------------------------------------------------------------------------------------------------
                                                                        2000                                         1999
                                                                    ---------  -------------------------------------------

                                                                       FIRST      Fourth      Third     Second      First
(In millions)                                                        QUARTER     Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------------------------------------
SECURITIES PORTFOLIOS (a)
Securities available for sale (b)                                    $(1,559)     (1,431)      (833)      (528)        (2)
Investment securities                                                     46          51         70         83        122
--------------------------------------------------------------------------------------------------------------------------
     Net unrealized gains (losses) - securities portfolios            (1,513)     (1,380)      (763)      (445)       120
Less unrealized gains (losses) in securities considered
  an economic hedge of mortgage servicing rights                         (34)        (79)       (56)       (45)        (9)
--------------------------------------------------------------------------------------------------------------------------
     Net unrealized gains (losses), net - securities portfolios       (1,479)     (1,301)      (707)      (400)       129
--------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET DERIVATIVE FINANCIAL
  INSTRUMENTS (a)
  Asset rate conversions (b)                                            (374)       (504)      (217)      (152)       151
  Liability rate conversions                                              23         338        256        273        386
  Rate sensitivity hedges                                                 45           4         (7)        (6)       (22)
--------------------------------------------------------------------------------------------------------------------------
     Net unrealized gains (losses) - off-balance sheet
       derivative financial instruments                                 (306)       (162)        32        115        515
Less unrealized gains (losses) in interest rate swaps
  designated as offsets to fixed rate debt                              (287)       (262)       (72)         8        266
--------------------------------------------------------------------------------------------------------------------------
     Net unrealized gains (losses) - off-balance sheet
       derivative financial instruments                                  (19)        100        104        107        249
--------------------------------------------------------------------------------------------------------------------------
     Net unrealized gains (losses)                                   $(1,498)     (1,201)      (603)      (293)       378
--------------------------------------------------------------------------------------------------------------------------

(a) Additional information related to the securities portfolios can be found in Tables 15 and 16. Additional information related to off-balance sheet derivative financial instruments can be found in Tables 17, 18 and 19.
(b) As of March 31, 2000, December 31, 1999, and September 30, 1999, unrealized gains of $13 million, $14 million and $22 million, respectively, associated with $8.8 billion, $8.3 billion and $7.5 billion, respectively, of interest rate swaps that qualify as asset rate conversions of securities available for sale are included with the results of the securities available for sale portfolio.

TABLE 15
SECURITIES AVAILABLE FOR SALE


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    MARCH 31, 2000
                                      --------------------------------------------------------------------------------------------
                                                                                          GROSS UNREALIZED                 AVERAGE
                                       1 YEAR      1-5      5-10   AFTER 10               ---------------   AMORTIZED     MATURITY
(In millions)                         OR LESS    YEARS     YEARS      YEARS   TOTAL       GAINS     LOSSES       COST     IN YEARS
----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                         $    2         1     1,686       561     2,250        --        96       2,346       12.51
U.S. Government agencies                   7       168    21,622     2,591    24,388         1     1,303      25,690        8.97
Asset-backed                             349    10,463     6,019       577    17,408       337       486      17,557        6.22
State, county and municipal               --         1        36       750       787        10         5         782       27.69
Sundry                                    86       687     2,805     2,010     5,588        87       104       5,605        9.02
--------------------------------------------------------------------------------------------------------------------
        Total                         $  444    11,320    32,168     6,489    50,421       435     1,994      51,980        8.48
==================================================================================================================================
MARKET VALUE
Debt securities                       $  444    11,320    32,168     5,575    49,507       399     1,987      51,095
Equity securities                         --        --        --       914       914        36         7         885
--------------------------------------------------------------------------------------------------------------------
        Total                         $  444    11,320    32,168     6,489    50,421       435     1,994      51,980
====================================================================================================================
AMORTIZED COST
Debt securities                       $  370    11,183    33,761     5,781    51,095
Equity securities                         --        --        --       885       885
------------------------------------------------------------------------------------
        Total                         $  370    11,183    33,761     6,666    51,980
====================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                         5.36 %    4.57      5.76      5.70      5.74
  U.S. Government agencies              5.80      7.14      6.57      6.63      6.58
  Asset-backed                          8.75      8.46      7.01      8.56      7.94
  State, county and municipal             --      8.68      6.71      9.01      8.89
  Sundry                                8.45      7.31      7.41      6.58      7.12
  Consolidated                          8.60 %    8.37      6.68      6.97      7.10
====================================================================================

         Included in "Sundry" are $3.2 billion of securities denominated in currencies other than the U.S. dollar. These securities had a weighted average maturity of 8.12 years and a weighted average yield of 6.83 percent. For comparative purposes, the weighted average U.S. dollar equivalent yield of these securities was 8.85 percent based on a weighted average funding cost differential of (2.02) percent.
         Included in "Asset-backed" are interest-only and residual certificates with a market value of $537 million; gross unrealized gains and losses of $91 million and $1 million, respectively; and an amortized cost of $447 million.
         Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
         Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
         At March 31, 2000, there were forward commitments to purchase securities at a cost which approximates a market value of $180 million, and commitments to sell securities at a cost which approximates a market value of $2 million.
         Gross gains and losses realized on the sale of debt securities for the three months ended March 31, 2000, were $5 million and $21 million, respectively, and gross gains realized on equity securities were $4 million.

TABLE 16
INVESTMENT SECURITIES


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    MARCH 31, 2000
                                      --------------------------------------------------------------------------------------------
                                                                                          GROSS UNREALIZED                 AVERAGE
                                       1 YEAR      1-5      5-10   AFTER 10               ---------------     MARKET      MATURITY
(In millions)                         OR LESS    YEARS     YEARS      YEARS   TOTAL       GAINS     LOSSES     VALUE      IN YEARS
----------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                         $   12        --        --        --        12       --        --        12         0.38
U.S. Government agencies                  24       125       839         1       989        5        27       967         5.48
CMOs                                      18        15         2        --        35       --        --        35         1.27
State, county and municipal               46       151       280       128       605       68        --       673         7.41
Sundry                                     3        21         1         2        27       --        --        27         2.66
-----------------------------------------------------------------------------------------------------------------
        Total                         $  103       312     1,122       131     1,668       73        27     1,714         6.01
==================================================================================================================================
MARKET VALUE
Debt securities                       $  103       322     1,138       151     1,714
------------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                         5.00 %      --        --        --      5.00
  U.S. Government agencies              7.21      7.67      6.76      4.88      6.88
  CMOs                                  7.42      9.06     10.47        --      8.24
  State, county and municipal           9.17     10.33     11.99     11.26     11.21
  Sundry                                7.51      7.00      6.07      6.61      7.01
  Consolidated                          7.88 %    8.98      8.07     11.17      8.47
====================================================================================

         Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
         Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
         There were no commitments to purchase or sell investment securities at March 31, 2000.
         There were no gains or losses realized on repurchase agreement underdeliveries and calls of investment securities for the three months ended March 31, 2000.

TABLE 17
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS(a)


-----------------------------------------------------------------------------------------------------------------------------
                                                                                                               MARCH 31, 2000
                                                  ---------------------------------------------------------------------------
                                                                                  GROSS UNREALIZED                    AVERAGE
                                                  NOTIONAL      CARRYING        --------------------     MARKET   MATURITY IN
(In millions)                                       AMOUNT     AMOUNT(f)        GAINS         LOSSES      VALUE     YEARS (g)
-----------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS(b)
Interest rate swaps                               $ 59,300         186           213           218          181        5.27
Options(c)                                           6,573         120            --           356         (236)       8.19
Futures                                                 30          --            --            --           --        0.25
----------------------------------------------------------------------------------------------------------------
        Total asset rate conversions              $ 65,903         306           213           574          (55)       5.56
=============================================================================================================================
LIABILITY RATE CONVERSIONS(d)
Interest rate swaps                               $ 65,822          22           566           678          (90)       6.19
Options(c)                                          17,170          56           122             1          177        1.51
Futures                                             58,656          --            14            --           14        0.25
----------------------------------------------------------------------------------------------------------------
        Total liability rate conversions          $141,648          78           702           679          101        3.16
=============================================================================================================================
RATE SENSITIVITY HEDGES(e)
Basis swaps                                       $    706          --            --            --           --        2.88
Options(c)                                           9,743         120             7             7          120        0.94
Futures                                             62,088          --            44            --           44        0.25
Options on futures                                   2,000          --             1            --            1        0.47
----------------------------------------------------------------------------------------------------------------
        Total rate sensitivity hedges             $ 74,537         120            52             7          165        0.37
=============================================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Off-balance sheet derivative financial instruments with a notional amount of $57.1 billion at March 31, 2000, primarily convert floating rate loans to fixed rate. The notional amount includes a $29.2 billion forward-starting swap maturing in December 2000 that is extendible at the option of the counterparty as a $7.5 billion forward-starting swap that qualifies as an asset rate conversion and which matures in 2012. At March 31, 2000, interest rate swaps with a notional amount of $8.8 billion are rate conversions of securities available for sale.
(c) Includes purchased interest rate floors, caps and collars and purchased options on swaps.
(d) Off-balance sheet derivative financial instruments with a notional amount of $30.4 billion at March 31, 2000, convert fixed rate liabilities, primarily CD's, long-term debt and bank notes, to floating rate. The 2000 notional amount of $30.4 billion includes a $19.0 billion interest rate swap that declines on a quarterly basis through December 2000, based on the estimated decline in the balance of the designated fixed rate liabilities, to $6.0 billion which matures in 2009. Off-balance sheet derivative financial instruments with a notional amount of $111.2 billion convert or hedge floating rate liabilities. Of this amount, $35.5 billion are forward-starting swaps that convert floating rate liabilities, primarily deposits and long-term debt, to fixed rate, and $58.7 billion are futures, that hedge floating rate liabilities, primarily deposits and long-term debt.
(e) Off-balance sheet derivative financial instruments designated as rate sensitivity hedges are primarily used to modify the interest rate characteristics of pay-variable interest rate swaps under asset rate conversions or liability rate conversions.
(f) Carrying amount includes accrued interest receivable or payable and unamortized premiums.
(g) Estimated maturity approximates average life.

TABLE 18
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES(A)


-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 MARCH 31, 2000
                                                -------------------------------------------------------------------------------

                                                 1 YEAR           1 -2           2 -5         5 -10       AFTER 10
(In millions)                                   OR LESS          YEARS          YEARS         YEARS          YEARS        TOTAL
-------------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount - swaps                        $  27,958          1,821          3,590          9,352         16,579     59,300
Notional amount - other                               13             66            216          6,261             47      6,603
Weighted average receive rate(b)                    7.01 %         6.36           6.72           6.95           7.11       6.99
Weighted average pay rate(b)                        6.14 %         5.95           6.21           5.99           6.08       6.10
Estimated fair value                           $      24            (15)           (28)          (228)           192        (55)
-------------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount - swaps                        $  14,598            250          3,300         28,569         19,105     65,822
Notional amount - other                           36,778         38,878            170             --             --     75,826
Weighted average receive rate(b)                    6.64 %         7.44           6.86           6.53           7.45       6.68
Weighted average pay rate(b)                        6.11 %         6.11           6.50           6.18           6.23       6.18
Estimated fair value                           $     (46)           121            (31)           122            (65)       101
-------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount - swaps                        $      82            178            264            182             --        706
Notional amount - other                           71,588          2,243             --             --             --     73,831
Weighted average receive rate(b)                    6.07 %         6.07           6.07           6.07             --       6.07
Weighted average pay rate(b)                        6.14 %         6.14           6.14           6.14             --       6.14
Estimated fair value                           $     142             23             --             --             --        165
===============================================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Weighted average receive and pay rates include the impact of currently effective interest rate swaps and basis swaps only, and therefore, they exclude the impact of forward-starting interest rate swaps. Substantially all of the currently effective interest rate swaps are receive-fixed/pay-variable with pay rates generally based on one-to-six month LIBOR, and they are the pay rates in effect at March 31, 2000.

TABLE 19
OFF-BALANCE SHEET DERIVATIVES ACTIVITY(a)


-----------------------------------------------------------------------------------------------------------------------
                                                   Asset            Liability                Rate
                                                    Rate                 Rate         Sensitivity
(In millions)                                Conversions          Conversions              Hedges                 Total
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                      $ 57,551               74,158               58,571              190,280
Additions                                         16,581               81,304               44,940              142,825
Maturities and amortizations                        (637)             (13,814)             (21,068)             (35,519)
Terminations and redesignations, net              (7,592)                  --               (7,906)             (15,498)
-----------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2000                         $ 65,903              141,648               74,537              282,088
=======================================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES


------------------------------------------------------------------------------------------------------------------------

                                                             FIRST QUARTER 2000                 FOURTH QUARTER 1999
                                                     -------------------------------------------------------------------
                                                                             AVERAGE                             Average
                                                                  INTEREST     RATES                  Interest     Rates
                                                        AVERAGE    INCOME/   EARNED/         Average   Income/   Earned/
(In millions)                                          BALANCES    EXPENSE      PAID        Balances   Expense      Paid
------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                       $      666          7      4.40 %      $    859         8      3.62  %
Federal funds sold and securities
  purchased under resale agreements                       9,555        129      5.40          10,260       136      5.24
Trading account assets (a)                               11,326        193      6.84          11,201       185      6.58
Securities available for sale (a)                        52,682        943      7.16          51,024       902      7.07
Investment securities (a)
  U.S. Government and other                               1,100         19      6.92           1,121        19      6.82
  State, county and municipal                               607         16     10.57             654        18     10.72
--------------------------------------------------------------------------                  ------------------
        Total investment securities                       1,707         35      8.22           1,775        37      8.26
--------------------------------------------------------------------------                  ------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural               52,809      1,174      8.95          53,395     1,152      8.57
    Real estate - construction and other                  2,406         48      8.08           2,655        53      7.88
    Real estate - mortgage                                8,979        183      8.19           8,472       171      8.00
    Lease financing                                       5,213        160     12.29           5,214       164     12.53
    Foreign                                               4,532         74      6.56           4,684        75      6.37
--------------------------------------------------------------------------                  ------------------
        Total commercial                                 73,939      1,639      8.92          74,420     1,615      8.62
--------------------------------------------------------------------------                  ------------------
  Retail
    Real estate - mortgage (c)                           27,551        499      7.24          27,253       483      7.09
    Installment loans - Bankcard                          1,822         67     14.62           1,743        54     12.26
    Installment loans - other and vehicle
      leasing (c)                                        28,169        652      9.31          27,803       650      9.30
--------------------------------------------------------------------------                  ------------------
        Total retail (c)                                 57,542      1,218      8.49          56,799     1,187      8.33
--------------------------------------------------------------------------                  ------------------
        Total loans (c)                                 131,481      2,857      8.73         131,219     2,802      8.49
--------------------------------------------------------------------------                  ------------------
Other earning assets (c)                                  8,337        172      8.29           5,346        99      7.43
--------------------------------------------------------------------------                  ------------------
        Total earning assets                            215,754      4,336      8.06         211,684     4,169      7.84
                                                                     ===============                   =================
Cash and due from banks                                   8,078                                8,584
Other assets (c)                                         24,458                               23,272
---------------------------------------------------------------                             --------
        Total assets                                 $  248,290                             $243,540
===============================================================                             ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                             39,830        289      2.92          36,761       283      3.07
    Money market accounts                                15,564        151      3.89          19,493       162      3.29
    Other consumer time                                  33,991        423      5.00          33,047       399      4.79
    Foreign                                               9,125        123      5.44           6,446        79      4.83
    Other time                                           13,224        209      6.37          11,674       179      6.10
--------------------------------------------------------------------------                  ------------------
        Total interest-bearing deposits                 111,734      1,195      4.30         107,421     1,102      4.07
  Federal funds purchased and securities
    sold under repurchase agreements                     35,286        482      5.50          34,689       454      5.19
  Commercial paper                                        2,996         42      5.56           2,532        33      5.19
  Other short-term borrowings                             9,100        115      5.09           9,414       119      5.00
  Long-term debt                                         32,564        513      6.30          32,623       490      6.00
--------------------------------------------------------------------------                  ------------------
        Total interest-bearing liabilities              191,680      2,347      4.92         186,679     2,198      4.68
                                                                     ===============                   =================
  Noninterest-bearing deposits                           28,687                               29,559
  Other liabilities                                      11,340                               10,616
  Stockholders' equity                                   16,583                               16,686
---------------------------------------------------------------                             --------
        Total liabilities and stockholders' equity   $  248,290                             $243,540
===============================================================                             ========
Interest income and rate earned                                 $    4,336      8.06 %                 $ 4,169      7.84  %
Interest expense and equivalent rate paid                            2,347      4.37                   $ 2,198      4.12
------------------------------------------------------------------------------------                   =================
Net interest income and margin (d)                              $    1,989      3.69 %                 $ 1,971      3.72  %
====================================================================================                   =================

     (a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes. (b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.


         THIRD QUARTER 1999                   SECOND QUARTER 1999                FIRST QUARTER 1999
    ----------------------------------------------------------------------------------------------------
                         Average                              Average                            Average
               Interest    Rates                   Interest     Rates                  Interest    Rates
     Average    Income/  Earned/         Average    Income/   Earned/       Average    Income/   Earned/
    Balances    Expense     Paid        Balances    Expense      Paid      Balances    Expense      Paid
    ----------------------------------------------------------------------------------------------------

    $    593          7     4.43 %      $    574          7      4.27 %     $  1,322        17      5.42 %

       8,545        107     4.97           7,989         93      4.68         11,332       123      4.40
      10,182        167     6.52           9,141        139      6.09          7,984       118      5.97
      46,798        813     6.96          38,996        646      6.63         38,074       628      6.60

       1,100         18     6.62           1,192         19      6.50          1,240        22      6.97
         695         19    10.62             719         19     10.59            735        19     10.55
    -------------------                 -------------------                 ------------------
       1,795         37     8.17           1,911         38      8.03          1,975        41      8.30
    -------------------                 -------------------                 ------------------


      51,331      1,036     8.01          52,714      1,013      7.71         53,418       996      7.55
       2,654         50     7.59           2,668         50      7.44          2,613        49      7.61
       8,421        166     7.80           8,446        159      7.56          8,532       167      7.94
       4,904        154    12.57           4,956        161     13.03          4,792       150     12.49
       4,695         69     5.82           4,223         65      6.17          4,393        64      5.94
    -------------------                 -------------------                 ------------------
      72,005      1,475     8.14          73,007      1,448      7.95         73,748     1,426      7.83
    -------------------                 -------------------                 ------------------

      25,002        439     7.03          21,822        382      6.99         19,560       357      7.31
       2,169         74    13.64           2,620         89     13.73          2,650        88     13.22

      28,158        642     9.08          33,703        739      8.78         33,511       733      8.83
    -------------------                 -------------------                 ------------------
      55,329      1,155     8.33          58,145      1,210      8.33         55,721     1,178      8.50
    -------------------                 -------------------                 ------------------
     127,334      2,630     8.22         131,152      2,658      8.12        129,469     2,604      8.12
    -------------------                 -------------------                 ------------------
       4,100         79     7.60           4,172         76      7.31          4,439        72      6.54
    -------------------                 -------------------                 ------------------
     199,347      3,840     7.67         193,935      3,657      7.55        194,595     3,603      7.46
               =================                   ==================                  =================
       8,477                               9,544                              10,134
      21,338                              20,477                              19,694
    --------                            --------                            --------
    $229,162                            $223,956                            $224,423
    ========                            ========                            ========



      37,254        266     2.82          37,839        242      2.57         37,953       244      2.60
      20,087        159     3.14          20,131        153      3.06         20,422       157      3.11
      32,600        407     4.95          33,500        421      5.04         35,114       448      5.18
       5,345         62     4.60           5,167         58      4.46          5,243        60      4.71
       7,545        112     5.91           5,293         80      6.05          5,534        83      6.04
    -------------------                 -------------------                 ------------------
     102,831      1,006     3.88         101,930        954      3.75        104,266       992      3.86

      29,940        357     4.73          28,688        332      4.64         26,782       309      4.68
       2,287         28     4.83           2,087         23      4.42          1,982        23      4.73
       7,973        105     5.26           8,117        101      4.98         11,280       135      4.86
      31,112        434     5.59          27,129        369      5.44         23,968       333      5.55
    -------------------                 -------------------                 ------------------
     174,143      1,930     4.41         167,951      1,779      4.24        168,278     1,792      4.31
               =================                   ==================                  =================
      30,593                              31,862                              31,996
       9,127                               8,442                               8,108
      15,299                              15,701                              16,041
    --------                            --------                            --------
    $229,162                            $223,956                            $224,423
    ========                            ========                            ========
               $  3,840     7.67 %                 $  3,657      7.55 %                $ 3,603      7.46 %
                  1,930     3.85                      1,779      3.67                    1,792      3.72
               -----------------                   ------------------                  -----------------
               $  1,910     3.82 %                 $  1,878      3.88 %                $ 1,811      3.74 %
               -----------------                   ==================                  =================

     (c) Prior period loans held for sale included in loans have been reclassified to other assets to conform to the presentation in 2000. (d) The net interest margin includes (in basis points): 27, 23, 24, 19 and 18 for the quarters ended March 31, 2000, December 31, 1999, September 30, 1999, June 30, 1999, and March 31, 1999, respectively, related to net interest income from off-balance sheet derivative transactions.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS


---------------------------------------------------------------------------------------------------------------------------------

                                                                    2000                                                    1999
                                                                  --------   ----------------------------------------------------

                                                                     FIRST        Fourth         Third        Second        First
(In millions, except per share data)                               QUARTER       Quarter       Quarter       Quarter      Quarter
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                           $  7,854        10,081         6,987         8,143        9,968
Interest-bearing bank balances                                       1,037         1,073           647           335          699
Federal funds sold and securities purchased
  under resale agreements                                            8,206        11,523         8,561         8,373        8,988
----------------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                             17,097        22,677        16,195        16,851       19,655
----------------------------------------------------------------------------------------------------------------------------------
Trading account assets                                              17,076        14,946        13,806        12,244       10,280
Securities available for sale                                       50,421        51,277        48,695        45,659       39,417
Investment securities                                                1,668         1,758         1,760         1,871        2,006
Loans, net of unearned income (a)                                  135,803       133,177       131,482       129,571      129,658
  Allowance for loan losses                                         (1,760)       (1,757)       (1,759)       (1,785)      (1,825)
----------------------------------------------------------------------------------------------------------------------------------
        Loans, net (a)                                             134,043       131,420       129,723       127,786      127,833
----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                               5,171         5,180         5,024         5,080        5,098
Due from customers on acceptances                                      842           995           807           883          769
Goodwill and other intangible assets                                 5,581         5,626         4,842         4,934        4,983
Other assets (a)                                                    21,749        19,145        13,556        14,144       12,659
----------------------------------------------------------------------------------------------------------------------------------
        Total assets                                              $253,648       253,024       234,408       229,452      222,700
==================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                      29,885        31,375        28,737        31,703       31,757
  Interest-bearing deposits                                        110,005       109,672       105,166       101,900      102,467
----------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                             139,890       141,047       133,903       133,603      134,224
Short-term borrowings                                               49,389        50,107        41,834        39,262       37,377
Bank acceptances outstanding                                           847           995           807           883          769
Other liabilities                                                   13,595        12,191        10,441        10,066        9,496
Long-term debt                                                      33,043        31,975        31,910        30,350       24,858
----------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                          236,764       236,315       218,895       214,164      206,724
----------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                         --            --            --            --           --
Common stock, $3.33-1/3 par value;
  authorized 2 billion shares                                        3,280         3,294         3,195         3,188        3,227
Paid-in capital                                                      6,021         5,980         4,808         4,644        4,651
Retained earnings                                                    8,557         8,365         8,052         7,805        8,106
Accumulated other comprehensive income, net                           (974)         (930)         (542)         (349)          (8)
----------------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                  16,884        16,709        15,513        15,288       15,976
----------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                $253,648       253,024       234,408       229,452      222,700
==================================================================================================================================
MEMORANDA
Securities available for sale - amortized cost                    $ 51,980        52,708        49,528        46,187       39,419
Investment securities - market value                              $  1,714         1,809         1,830         1,954        2,128
Shares outstanding (In thousands)                                  984,148       988,315       958,440       956,286      968,139
==================================================================================================================================

(a) Prior period loans held for sale included in loans have been reclassified to other assets to conform to the presentation in 2000.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME


-----------------------------------------------------------------------------------------------------------------------

                                                                       2000                                       1999
                                                                 ----------- ------------------------------------------

                                                                      FIRST     Fourth     Third     Second      First
(In millions, except per share data)                                QUARTER    Quarter   Quarter    Quarter    Quarter
----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans (a)                                    $   2,848      2,792     2,615      2,638      2,584
Interest and dividends on securities available for sale                 936        895       809        641        624
Interest and dividends on investment securities                          30         31        31         32         35
Trading account interest                                                191        182       164        137        117
Other interest income (a)                                               308        243       193        176        212
----------------------------------------------------------------------------------------------------------------------
        Total interest income                                         4,313      4,143     3,812      3,624      3,572
----------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                  1,195      1,102     1,006        954        992
Interest on short-term borrowings                                       639        606       490        456        467
Interest on long-term debt                                              513        490       434        369        333
----------------------------------------------------------------------------------------------------------------------
        Total interest expense                                        2,347      2,198     1,930      1,779      1,792
----------------------------------------------------------------------------------------------------------------------
Net interest income                                                   1,966      1,945     1,882      1,845      1,780
Provision for loan losses                                               192        173       175        180        164
----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                   1,774      1,772     1,707      1,665      1,616
----------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME (a)
Service charges and fees                                                486        513       487        503        484
Commissions                                                             468        398       207        205        204
Fiduciary and asset management fees                                     366        353       307        296        282
Advisory, underwriting and other Capital Markets fees                   209        205       130        184        183
Principal investing                                                     199        220       175         59        143
Other income                                                            114        148       134        459        654
----------------------------------------------------------------------------------------------------------------------
        Total fee and other income                                    1,842      1,837     1,440      1,706      1,950
----------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                        1,429      1,310     1,092      1,130      1,184
Occupancy                                                               157        148       126        130        142
Equipment                                                               214        215       193        182        203
Advertising                                                              30         48        61         64         61
Communications and supplies                                             125        135       106        117        123
Professional and consulting fees                                         71         79        59         83         66
Goodwill and other intangible amortization                              102        105        95         95         96
Merger-related and restructuring charges                                 (5)         6        --         --        398
Sundry expense                                                          259        314       208        252        236
----------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                     2,382      2,360     1,940      2,053      2,509
----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                            1,234      1,249     1,207      1,318      1,057
Income taxes                                                            394        407       405        445        351
----------------------------------------------------------------------------------------------------------------------
        Net income                                                $     840        842       802        873        706
======================================================================================================================
PER SHARE DATA
Basic earnings                                                    $    0.86       0.86      0.84       0.92       0.73
Diluted earnings                                                       0.85       0.86      0.84       0.90       0.73
Cash dividends                                                    $    0.48       0.47      0.47       0.47       0.47
AVERAGE SHARES (IN THOUSANDS)
Basic                                                               972,174    976,377   946,802    954,548    959,833
Diluted                                                             984,095    984,537   953,964    961,793    968,626
======================================================================================================================

(a) Prior period amounts have been reclassified to conform to the presentation in 2000.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Three Months Ended
                                                                                                                        March 31,
                                                                                                    -----------------------------

(In millions)                                                                                                2000           1999
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                           $          840          706
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                                           73          107
  Provision for loan losses                                                                                     192          164
  Securitization gains                                                                                          (87)        (256)
  Gain on sale of mortgage servicing rights                                                                      (3)          (3)
  Securities available for sale transactions                                                                     16          (25)
  Depreciation, goodwill and other amortization                                                                 315          276
  Trading account assets, net                                                                                (2,130)      (2,019)
  Mortgage loans held for resale                                                                                163        1,457
  Gain on sales of premises and equipment                                                                       (10)          (2)
  Other assets, net                                                                                          (1,344)       5,463
  Other liabilities, net                                                                                      1,404       (2,559)
--------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities                                                       (571)       3,309
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                                        858        7,077
  Maturities of securities available for sale                                                                 1,538        1,485
  Purchases of securities available for sale                                                                 (3,063)      (8,848)
  Calls and underdeliveries of investment securities                                                             23           --
  Maturities of investment securities                                                                            77          149
  Purchases of investment securities                                                                            (11)        (132)
  Origination of loans, net                                                                                  (2,728)        (150)
  Sales of premises and equipment                                                                                36           38
  Purchases of premises and equipment                                                                          (184)        (225)
  Goodwill and other intangible assets, net                                                                     (57)         (43)
  Purchase of bank-owned separate account life insurance                                                        (24)          (4)
--------------------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                                                (3,535)        (653)
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of deposits, net                                                                                     (1,157)      (8,243)
  Securities sold under repurchase agreements and other short-term borrowings, net                             (718)      (4,061)
  Issuances of long-term debt                                                                                 3,683        2,592
  Payments of long-term debt                                                                                 (2,615)        (683)
  Sales of common stock                                                                                          32           61
  Purchases of common stock                                                                                    (221)        (854)
  Cash dividends paid                                                                                          (478)        (450)
--------------------------------------------------------------------------------------------------------------------------------
        Net cash used by financing activities                                                                (1,474)     (11,638)
--------------------------------------------------------------------------------------------------------------------------------
        Decrease in cash and cash equivalents                                                                (5,580)      (8,982)
        Cash and cash equivalents, beginning of year                                                         22,677       28,637
--------------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of period                                                     $       17,097       19,655
================================================================================================================================
NONCASH ITEMS
Transfer to securities available for sale from trading accounts                                      $           --        1,498
Transfer to securities available for sale from loans                                                             --          917
Transfer to other assets from securities available for sale                                                   1,307           --
Transfer to foreclosed properties from loans                                                         $           --            4
=================================================================================================================================